UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

________________________________

Form 10-SB

GENERAL FORM FOR REGISTRATION OF SECURITIES OF SMALL BUSINESS ISSUERS

Under Section 12(b) or (g) of the Securities Exchange Act of 1934

CLIFTON MINING COMPANY
(Exact Name of Registrant as Specified in Its Charter

Utah	87-0511836
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

80 West Canyon Crest Road, Alpine, Utah	84004
(Address of Principal Executive Offices)	(Zip Code)

(801) 756-1414

(Registrant’s Telephone Number, Including Area Code)

Securities to be registered under section 12(b) of the Act: None

Securities to be registered under section 12(g) of the Act: Common Stock

CLIFTON MINING COMPANY

Forward Looking Statements

Some of the statements contained in this Form 10-SB that are not historical facts are “forward-looking statements” which can be identified by the use of terminology such as “estimates,” “projects,” “plans,” “believes,” “expects,” “anticipates,” “intends,” or the negative or other variations, or by discussions of strategy that involve risks and uncertainties. We urge you to be cautious of the forward-looking statements, that such statements, which are contained in this Form 10-SB, reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties and other factors affecting our operations, market growth, services, products and licenses. No assurances can be given regarding the achievement of future results, as actual results may differ materially as a result of the risks we face, and actual events may differ from the assumptions underlying the statements that have been made regarding anticipated events.

All written forward-looking statements made in connection with this Form 10-SB that are attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Given the uncertainties that surround such statements, you are cautioned not to place undue reliance on such forward-looking statements.

The safe harbors of forward-looking statements provided by the Securities Litigation Reform Act of 1995 are unavailable to issuers not subject to the reporting requirements set forth under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended. As we have not registered our securities pursuant to Section 12 of the Exchange Act, such safe harbors set forth under the Reform Act are unavailable to us.

Part I

Item 1. Description of Business

Background

We were incorporated in the State of Utah on June 8, 1993, under the name Megaton Gold Corporation. On or about February 24, 1994, we filed a certificate of amendment to change our name to Clifton Mining Company (“Clifton”). Our Articles of Incorporation authorize us to issue up to 70,000,000 shares of common stock at a par value of $0.001 per share and 10,000,000 shares of preferred stock at a par value of $0.001 per share. We are filing this Form 10-SB voluntarily with the intention of establishing a fully reporting status with the SEC. Consequently, we will continue to voluntarily file all necessary reports and forms as required by existing legislation and SEC rules.

We have never been party to any bankruptcy, receivership or similar proceeding, nor have we undergone any material reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business.

Between February and May, 1998, the Company acquired a 58% interest in Woodman Mining Company (“WMC”) through the purchase of stock for cash of $49,716. Subsequently in 2006, the Company purchased an additional 2.8% ownership in WMC for $2,500 and Dumont Nickel, Inc. (“Dumont”) has acquired in a fifty percent (50%) interest in the WMC claims. WMC owns mining claims and is not otherwise engaged in any active business activities.

In December 1998, the Company acquired a 28% interest in American Silver LLC (“AmSil”) through the purchase of stock for $20,000. AmSil operates through a wholly owned subsidiary, American Biotech Labs LLC (“ABL”). As of November 6, 2007, the Company owns approximately 23% of AmSil. ABL markets and distributes dietary supplement products used as alternative to antibiotics and gel products for natural wound care for humans and animals.

As used herein, the term “Company,” “we,” “us,” “our” and similar terms means Clifton and WMC on a consolidated basis, except where the context clearly indicates otherwise.

Business of Issuer

Principal Products and Principal Markets

In the beginning years, the Company was engaged in the process of acquiring, exploring, and developing properties or selling the properties at an appreciated value in the historic Clifton Mining Area of Western Utah. The Company has acquired several claims which have previously been in production, with historical production records. The Company has obtained a report calculating mineralized material for the Clifton shear zone property (see Item 3. Description of Property) and is no longer considered to be in the exploration stage. The Company is now primarily engaged in property management by joint venturing the properties to other companies including the use of the Company’s equipment to bring the claims into production and investing in other businesses.

Notwithstanding our limited assets and capital resources, we currently hold 38 patented claims (includes ten patented claims owed fifty percent (50%) by WMC and fifty percent (50%) by Dumont), 210 unpatented lode claims and two state mineral leases covering a total of approximately 5,774 acres in the Golden Hill/Clifton Mining District, Tooele County, Northwest Utah area (the “Clifton Property”).

Licenses, Franchises and Royalty Agreements, Including Duration

In furtherance of our business plan, in 1993, we obtained 18 patented and 54 unpatented claims from American Consolidated Management Group, Inc. (“ACMG”) (formerly known as American Consolidated Mining Co.). In consideration for the claims, we issued to ACMG 100 shares of common stock and 3,100,000 shares of 1993 Series Preferred A Stock, subject to $250,000 in existing indebtedness. In November 1994, we redeemed a portion of the shares held by ACMG in consideration for a 2.5% net smelter royalty to be paid on our mineral production. In 2002, the Company entered into a Settlement and Release Agreement with ACMG whereby the Company released loan amounts due from ACMG pursuant to a Loan Agreement in exchange for a release of any and all obligations and the transfer of property and equipment.

In 1995, we issued 250,000 shares of our 1993 Series Preferred A Stock to The Sunday School Board of the Southern Baptist Convention in consideration for an investment of $375,000. We also granted a royalty of 20% of our net profits to The Sunday School Board, pursuant to a Stock Purchase and Net Profits Interest Agreement with the Sunday School Board. In addition, we also entered into a Net Profits Interest Agreement and Consent with Mr. K. Bruce Jones and Mr. Matthew R. White. Pursuant to this agreement, we agreed to pay Mr. White 5% of our net profits. The Stock Purchase and Net Profits Interest Agreement and the Net Profits Interest Agreement and Consent with the Sunday School Board cap the aggregate royalty payable thereunder at US$1,500,000 and do not have a production commencement date requirement. On or about June 20, 1996 we were provided notice that the Sunday School Board and Mr. White had assigned their respective interests in the Stock Purchase and Net Profits Interest Agreement and the Net Profits Interest Agreement and Consent to CPM Partners, L.L.C.

On December 9, 2002, the Company entered into a letter agreement with Dumont Nickel, Inc. (“Dumont”) whereby Dumont was given the option to explore the Clifton Property in consideration for $10,000 and 100,000 shares of Dumont common stock. Dumont may exercise this option by performing certain data and feasibility studies with respect to the Clifton Property and incurring certain minimum annual expenditures toward exploration work at the Clifton Property. If Dumont completes the feasibility study, Dumont will be entitled to between 50% and 60% of the Clifton Property that hosts a mineral deposit as per the feasibility study (the “Special Project Area”). If Dumont earns a portion of the Clifton Property, then Dumont and Clifton will enter into a Joint Venture arrangement to explore the Special Project Area. Dumont has no obligation to exercise this option or to complete any future work. To date Dumont has a total of approximately 15 square miles of contiguous mineral properties under active exploration, including approximately 4.5 square miles of the Company’s approximately 8.75 square miles of Property.

Competitive Business Conditions and the Issuer’s Competitive Position

The silver exploration and mining industry is highly fragmented. We expect to compete with many other exploration companies looking for gold, silver, and other minerals. We are among the smallest exploration companies in existence and are a very small participant in the precious metal industry. While we generally expect to compete with other exploration companies, there is no competition for the exploration or removal of minerals from our claims. Furthermore, if we are able to successfully recover silver or the gold and lead by-products from our claims, due to the relatively scarce nature of such minerals, it is likely that we will be able to sell all minerals that we are able to recover. There can be no assurance, however, that mineral exploration findings will be favorable or that, if the result are favorable, we will be able to mine these minerals profitably or at all.

Government Approval of Principal Activities

Our operations are subject to extensive federal and state laws and regulations designed to conserve and prevent the degradation of the environment. These laws and regulations require obtaining various permits before undertaking certain exploration activities and may result in significant delays, substantial costs and the alteration of proposed operating plans. These requirements also necessitate significant capital outlays and may result in liability to the owner and operator of the property for damages that may result from specific operations or from contamination of the environment, all of which may prevent us from continuing to operate.

Our operations are specifically subject to the statutes and related regulations administered by the Utah Division of Oil, Gas & Mining and Tooele County, Utah. We have obtained approval for reclamation, which will be needed upon the conclusion of mining operations, if any, and have also posted a reclamation bond. We have also obtained a conditional use permit from Tooele County to allow open pit mining of our property and the use of extractive chemicals on the property. Accordingly, in the future in conjunction with Dumont, we may commence operations in the permitted area and may seek to expand the permit as needed.

As indicated above, we are required to reclaim the land upon completion of mining activities should we become involved in mining activities. Certain of our property is located on federal land, which also requires compliance with applicable requirements administered by the U.S. Department of the Interior, Bureau of Land Management. The foregoing regulations impose specific conditions on the nature and extent of surface disturbance, the manner in which exploration and mining can be conducted, the disposition of spent ore, the use and containment of chemical leachate and other solutions, spill prevention, liquid and solid waste disposition, ground water monitoring, and a number of other matters which if violated could result in fines, penalties or attendant adverse publicity.

We believe that we are currently in compliance with all applicable federal or state environmental regulations. Mining and exploration operations are also subject to both federal and state laws and regulations pertaining to employee health and safety. We have posted $59,091 in reclamation bonds to comply with applicable federal and state environmental laws. We anticipate that if product commences this amount will increase substantially.

Effect of Existing or Probable Government Regulations

Mineral exploration, including mining operations should we become involved in such operations at some future date, are subject to governmental regulation. Our operations may be affected in varying degrees by government regulation such as restrictions on production, price controls, tax increases, expropriation of property, environmental and pollution controls or changes in conditions under which minerals may be marketed. An excess supply of certain minerals may exist from time to time due to lack of markets and restrictions on exports. The marketability of metals such as gold will be affected by numerous factors beyond our control. These factors include market fluctuations and government regulations relating to prices, taxes, royalties, allowable production and importing and exporting minerals. The effect of these factors cannot be accurately determined.

Employees

Other than our officers and our Chairman, we have no employees. We have three officers who are employed by the Company. We also rely on the efforts of our directors. Messrs. Kenneth S. Friedman, President; William D. Moeller, Chairman of our Board of Directors (the “Board”); Keith W. Moeller, Director; Scott S. Moeller, Secretary, Treasurer and Director; Harold Gunsinger, Director; and Robert J. Holladay, Vice-President of Operations each provide services to us on an as needed basis, which, on average, amounts to approximately ten to one hundred twenty hours per month per person. We do not anticipate hiring additional employees during the next twelve months.

Reports to Security Holders

Annual Reports

We intend to make available our annual reports to security holders and the United States Securities and Exchange Commission on Form 10-KSB in accordance with the provisions of Section 12 of the Securities Exchange Act of 1934, as amended. Such annual reports will include audited financial statements.

Periodic Reports with the SEC

As of the date of this registration statement, we have not been filing periodic reports with the SEC. However, the purpose of this registration statement is to become a fully reporting company on a voluntary basis. Hence, we will file periodic reports with the SEC as required by laws and regulations applicable to fully reporting companies.

Availability of Filings

You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Additionally, the SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

Item 2. Management’s Discussion and Analysis or Plan of Operation

The following discussion and analysis or plan of operation provides information which management believes is relevant to an assessment and understanding of the Company’s consolidated results of operations and financial condition. The discussion should be read in conjunction with the consolidated financial statements and notes thereto.

General

The Company has only limited business operations. The Company has had no revenue from operations during the past two fiscal years and has had no revenue for the six months ended June 30, 2007. We had a net loss of $449,162 for the six months ended June 30, 2007, compared to a net loss of $882,226 for the comparable period from the prior year. The Company had $637,827 in cash, $735,756 in current assets and working capital of $682,484 at June 30, 2007. As of June 30, 2007, we had a stockholders’ equity of $2,800,065. Our efforts are primarily focused on property management by joint venturing the properties to other companies. During the past two fiscal years we have financed our operations primarily through the sale of equity securities. We received a total of $814,293 in cash from financing activities during 2006 and 2005.

Plan of Operation

The Company is primarily engaged in property management by joint venturing the properties to other companies including the use of the Company’s equipment to bring the claims into production in the historic Clifton Mining Area of Western Utah. Our business plan is to acquire additional properties either by ourselves or in joint venture partnership with others. Notwithstanding our limited assets and capital resources, we currently hold 38 patented claims, 210 unpatented lode claims and two state mineral leases covering a total of approximately 5,774 acres in the Golden Hill/Clifton Mining District, Tooele County, Northwest Utah area (the “Clifton Property”). Due to our limited financial resources there can be no assurance as to the level of any future property purchases.

In furtherance of our business plan, on December 9, 2002, we entered into a letter agreement with Dumont Nickel, Inc. (“Dumont”) whereby Dumont was given the option to explore the Clifton Property in consideration for $10,000 in cash and 100,000 shares of Dumont common stock. In addition, Dumont is to perform certain data and feasibility studies with respect to the Clifton Property and incur minimum annual expenditures toward exploration work at the Clifton Property. If Dumont completes the feasibility study, Dumont will be entitled to between 50% and 60% of the Clifton Property that hosts a mineral deposit as per the feasibility study (the “Special Project Area”). If Dumont earns a portion of the Clifton Property, then Dumont and Clifton will enter into a Joint Venture arrangement to explore the Special Project Area. Dumont has no obligation to exercise this option or to complete any future work. To date Dumont has a total of approximately 15 square miles of contiguous mineral properties under active exploration, including approximately 4.5 square miles of the Company’s approximately 8.75 square miles of Property.

We are relying on Dumont to conduct necessary and proper exploration activities. While Dumont is not obligated to perform any future exploration activities on the Clifton Property, Dumont has conducted several programs involving detailed soil sampling, mapping, and drilling. One of properties of interest to Dumont is the Kiewit Project Area. Dumont’s press release dated October 4, 2007 states that they have resolved contractual matters with amendments that will now facilitate resumption of the in-house Scoping Study initiated in 2006 to evaluate economic viability of a portion of the Kiewit Gold Zone. The press release continues stating, “This portion comprises a 250mx250m area overlaying the Historic portion of the Zone. It is the most accessible and has been grid-drilled by Dumont in sufficient detail to support a resource estimate. The Study is intended to establish threshold economic parameters to enable a determination whether delineation of additional similarly mineralized material elsewhere over the 2km length of the Kiewit Gold Zone is warranted. Should the Scoping Study prove favourable, intentions would be to resume additional definition drilling of up to 400 holes to identify additional mineralized material which meet economic threshold criteria established by the Study. The necessary permitting for the anticipated expanded drilling has been in hand for some time and is being maintained in good standing by ongoing maintenance of related reclamation bonds and related surface remediation. Progress and results from various studies completed to date which will be consolidated into the Scoping Study will be reported at a later date.” There is no assurance that this program will be successful in delineating additional mineralization. Moreover, even if the program does delineate additional mineralization, additional engineering and metallurgic studies may be required before we will know if a commercially viable mineral deposit or reserve can be calculated. There is no assurance that Dumont or we will have the financial capability to conduct such drilling, engineering and metallurgic studies necessary to prove a gold reserve, if such a reserve exists. Even if Dumont funded feasibility studies that proved a gold reserve, there is no assurance that Dumont or we would be able to fund a mining operation. There is no assurance metals prices would remain at levels at which such a mining operation would be profitable.

Liquidity

As of June 30, 2007 we had $637,827 in cash and current liabilities of $53,272. We have committed to spend an additional estimated $50,000 in capital expenditures during the next twelve months for a unique microwave patent filed earlier this year in 2007. As a result, we believe that our cash on hand is sufficient to continue our business for the next at least 12 months. We will need to raise additional funding thereafter to execute our business plan. When additional cash needs arise, we anticipate raising additional funds by either issuing equity or debt securities in exchange for cash, selling marketable securities, investments, or properties. There can be no assurance, however, that we will be able to secure additional funds by the issuance of equity or debt securities or that such funding, if it can be obtained, will be available on favorable terms or that a ready market with be available to purchase marketable securities, investments, or properties.

We do not anticipate purchasing or selling any plant or other significant equipment. We do not anticipate the need to hire additional full- or part- time employees over the next 12 months, as the services provided by our officers and directors appear sufficient at this time. We believe that our operations are currently manageable by a few individuals.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Risk Factors

We are subject to certain other risk factors due to the nature of our operations and our industry. These risk factors include the following.

We have a history of losses and may not be profitable in the future.

We have limited operations and have incurred a net loss of $1,570,137 for the year ended December 31, 2006 and a net loss of $449,162 for the six months ended June 30, 2007. We will not be profitable until joint ventures involving mining and processing minerals from our properties derive substantial revenues from sales of such processed minerals or the return on the investment in American Silver LLC generates sufficient revenues. We expect to continue to lose money until we are able to generate significant revenues. There is no assurance that we will be able to generate revenues in the future.

We do not have sufficient funds to execute our business plan.

We believe that our current cash reserves will be sufficient to support a planned level of activity for the next twelve months. Thereafter, we will need to raise additional funding to execute our business plan. Until we have obtain additional information relating to the minerals contained in the Clifton Properties and the costs of acquiring additional properties, we cannot forecast the amount of long term funding that we will require to execute our business plan. When additional cash needs arise, we anticipate raising additional funds by issuing equity or debt securities in exchange for cash. There can be no assurance, however, that we will be able to secure additional funds by the issuance of equity or debt securities or that such funding, if it can be obtained, will be available on favorable terms. Moreover, the Company’s business plans may change or unforeseen events may occur which affect the amount of additional funds required by the Company. If additional funds are not obtained when required, the lack thereof may have a material adverse effect on the Company.

Our management is involved with other business activities, which could reduce the time they allocate to our operations.

Our operations depend substantially on the skills and experience of our officers and directors. We do not have employment agreements with any of our officers. Any of our officers or directors can leave at any time. Moreover, our officers and directors are each involved in other business activities and may, in the future, become involved in other business opportunities. If a specific business opportunity becomes available, one or more of these individuals may face a conflict in selecting between Clifton Mining Company and other business opportunities. Should the services of our present officers and directors become unavailable for any reason, our business could be adversely affected. There is no assurance that we will be able to retain the existing working team or attract new officers and directors of the caliber and experience needed to achieve our objectives.

We are dependent on third parties.

Our success may be dependent on the efforts and expertise of Dumont with whom we have contracted and other third parties with whom we may contract in the future. Dumont is responsible for exploration and discovery with respect to certain of our mineral properties and related assets. Dumont and other third parties are not under our control or direction. We are dependent on Dumont for accurate information with respect to our mining properties and related assets and the progress and development of such properties and assets. Dumont controls the time of exploration and, if warranted, the development of certain of our mining properties and related assets.

If we lose key personnel or are unable to attract and retain additional personnel, we may be unable to continue or further develop our  business.

Our success is highly dependent on the efforts of key management employees, namely, Kenneth S. Friedman (currently President and a director) and other key employees that we hire in the future. Loss of any of these people could have a material adverse effect on our business. Although we plan to enter into employment agreements with Mr. Friedman, as well as other key employees as determined by us, we do not have and currently have no plans to obtain key man insurance with respect to any of our key employees. In addition, if we are unable to successfully recruit and retain such necessary personnel, our development and growth could be significantly curtailed.

We will depend on outside sources to place our mineral deposit properties into production.

Our ability to place our properties into production will be dependent upon using the services of appropriately experienced personnel or contractors and purchasing equipment, or entering into agreements with other major resource companies that can provide such expertise or equipment. There can be no assurance that we will have available to us the necessary expertise or equipment when and if we place our mineral deposit properties into production.

Our lack of operating experience may cause us difficulty in managing our  growth.

As our operations mature, we will need to establish operating procedures for evaluating, acquiring and developing properties, and negotiating, establishing and maintaining strategic relationships. Our ability to manage our growth, if any, will require us to improve and expand our management and our operational and financial systems and controls. If our management is unable to manage growth effectively, our business and financial condition would be materially harmed. In addition, if rapid growth occurs, it may strain our operational, managerial and financial resources.

We cannot be certain that our acquisition, exploration and evaluation activities will be commercially successful.

We currently have no properties that produce gold in commercial quantities. Substantial expenditures are required to acquire existing gold properties, to establish ore reserves through drilling and analysis, to develop metallurgical processes to extract metal from the ore and, in the case of new properties, to develop the mining and processing facilities and infrastructure at any site chosen for mining. We cannot assure you that any gold reserves or mineralized material acquired or discovered will be in sufficient quantities to justify commercial operations or that the funds required for development can be obtained on a timely basis.

Environmental permitting may deplete our capital resources.

Mining and/or processing activities on our property, should they occur, are subject to numerous permitting and environmental laws and regulations administered by active federal, state and local authorities, particularly the Utah Division of Oil, Gas & Mining and Tooele County, Utah. Although we

believe that our joint venture partners will obtain all permits necessary to commence operations, it may be necessary to gather and analyze baseline data, complete environmental assessment or environmental impact statements with appropriate steps to mitigate potential adverse impacts and modify the proposed plans in order to accommodate environmental impacts, all of which may take an indeterminable amount of time and capital to complete. We may be unable to continue our operations with our joint venture partners if these tasks cause them to expend a greater amount of capital than they currently have and may be able to obtain.

Our future revenues and profits are  uncertain.

We are currently generating no revenues. None of our properties are currently producing gold or other precious metals and there can be no assurance that these properties will ever produce precious metals in commercial quantities or that we will otherwise generate operating earnings. There is no certainty that we will produce revenue, operate profitably or provide a return on investment in the future. If we are unable to generate revenues or profits, investors might not be able to realize returns on their investment in our common stock. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

Our business plan for processing ores through joint venture partners is dependent on silver and gold prices.

Precious metals mining operations are dependent on silver and gold prices, which may fluctuate in the world commodity markets and are beyond our control or influence. A substantial reduction in the prices of silver or gold on the world commodity markets may impede our joint venture partner’s ability to execute the business plan and our ability to raise additional capital.

The imposition of an uninsured loss could cause us to cease conducting business.

Precious metals exploration and mining (should that occur at some future date) involves hazards which include environmental damage and personal injury due to mining and the use of heavy equipment. These injuries could result in substantial losses and liabilities to third parties. We may not be able to insure against all losses and liabilities which may arise from all hazards because such insurance is unavailable, or if available, is at a price prohibitive to us for obtaining such insurance. The imposition of an uninsured loss could force us out of business. Because we place the burden of property liability on our joint venture partners, we currently carry no insurance coverage relating to environmental or personal injury claims.

Mining exploration, development and operating activities are inherently hazardous.

Mineral exploration involves many risks that even a combination of experience, knowledge and careful evaluation may not be able to overcome. Operations in which we have direct or indirect interests will be subject to all the hazards and risks normally incidental to exploration, development and production of gold and other metals, any of which could result in work stoppages, damage to property and possible environmental damage. The nature of these risks is such that liabilities might exceed any liability insurance policy limits. It is also possible that the liabilities and hazards might not be insurable, or, that we could elect not to insure us against such liabilities due to high premium costs or other reasons, in which event, we could incur significant costs that could have a material adverse effect on our financial condition.

Reserve calculations are estimates only, subject to uncertainty due to factors including metal prices, inherent variability of the ore and recoverability of metal in the mining  process.

There is a degree of uncertainty attributable to the calculation of reserves and corresponding grades dedicated to future production. Until reserves are actually mined and processed, the quantity of ore and grades must be considered as an estimate only. In addition, the quantity of reserves and ore may vary depending on metal prices. Any material change in the quantity of reserves, mineralization, grade or stripping ratio may affect the economic viability of our properties. In addition, there can be no assurance that gold recoveries or other metal recoveries in small-scale laboratory tests will be duplicated in larger scale tests under on-site conditions or during production.

We face intense competition in the mining industry.

The mining industry is intensely competitive in all of its phases. As a result of this competition, some of which is with large established mining companies with substantial capabilities and with greater financial and technical resources than ours, we may be unable to acquire additional attractive mining claims or financing on terms we consider acceptable. We also compete with other mining companies in the recruitment and retention of qualified managerial and technical employees. If we are unable to successfully compete for qualified employees, our exploration and development programs may be slowed down or suspended. We compete with other gold companies for capital. If we are unable to raise sufficient capital, our exploration and development programs may be jeopardized or we may not be able to acquire, develop or operate gold projects.

We may be unable to raise additional capital on favorable terms.

The exploration and development of our development properties, specifically the construction of mining facilities and commencement of mining operations, may require substantial additional financing. Significant capital investment is required to achieve commercial production from each non-producing property. We will have to raise additional funds from external sources in order to maintain and advance our existing property positions and to acquire new gold projects. There can be no assurance that additional financing will be available at all or on acceptable terms and, if additional financing is not available to us, we may have to substantially reduce or cease operations.

There may be challenges to our title to our mineral properties.

There may be challenges to title to the mineral properties in which we hold a material interest. If there are title defects with respect to any properties, we might be required to compensate other persons or perhaps reduce our interest in the affected property. Also, in any such case, the investigation and resolution of title issues would divert our management’s time from ongoing exploration and development programs.

Exploration and development operations are subject to environmental regulations, which could result in incurrence of additional costs and operational delays.

All phases of mining operations are subject to environmental regulation. Environmental legislation is evolving in some countries or jurisdictions in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. There is no assurance that future changes in environmental regulation, if any, will not adversely affect our projects. We will be subject to environmental regulations with respect to our properties in Utah, under applicable federal and state laws and regulations.

Some of our properties in Utah occupy federal lands. These claims are governed by the laws and regulations of the U.S.  federal government and the Utah Division of Oil, Gas & Mining.

The BLM requires that mining operations on lands subject to its regulation obtain an approved plan of operations subject to environmental impact evaluation under the U.S. National Environmental Policy Act. Any significant modifications to the plan of operations may require the completion of an environmental assessment or EIS prior to approval. Mining companies must post a bond or other surety to guarantee the cost of post-mining reclamation. These requirements could add significant additional cost and delays to any mining project we undertake.

Under the U.S. Resource Conservation and Recovery Act, mining companies may incur costs for generating, transporting, treating, storing, or disposing of hazardous waste, as well as for closure and post-closure maintenance once they have completed mining activities on a property. Our mining operations may produce air emissions, including fugitive dust and other air pollutants, from stationary equipment, storage facilities, and the use of mobile sources such as trucks and heavy construction equipment which are subject to review, monitoring and/or control requirements under the Federal Clean Air Act and state air quality laws. Permitting rules may impose limitations on our production levels or create additional capital expenditures in order to comply with the rules. CERCLA imposes strict joint and several liability on parties associated with releases or threats of releases of hazardous substances. The groups who could be found liable include, among others, the current owners and operators of facilities which release hazardous substances into the environment and past owners and operators of properties who owned such properties at the time the disposal of the hazardous substances occurred. This liability could include the cost of removal or remediation of the release and damages for injury to the surrounding property. We cannot predict the potential for future CERCLA liability with respect to our properties.

At the state level, mining operations in Utah are also regulated by the Utah Division of Oil, Gas & Mining and Tooele County, Utah. Under pursuant to state and/or county requirements, we have obtained approval for reclamation, which will be needed upon the conclusion of mining operations, if any, and have also posted a reclamation bond. We have also obtained a conditional use permit from Tooele County to allow open pit mining of our property and the use of extractive chemicals on the property. Accordingly, in the future in conjunction with Dumont, we may commence operations in the permitted area and may seek to expand the permit as needed.

Any changes to these laws and regulations could have an adverse impact on our financial performance and results of operations by, for example, required changes to operating constraints, technical criteria, fees or surety requirements.

There can be no assurance of a liquid public market for our common stock.

There can be no assurance as to the depth or liquidity of any market for our common stock or the prices at which holders may be able to sell their shares. As a result, an investment in our common stock may not be totally liquid, and investors may not be able to liquidate their investment readily or at all when they need or desire to sell.

Applicability of low priced stock risk disclosure requirements may adversely affect the prices at which our common stock trades.

Our common stock may be considered a low priced security under rules promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”). Under these rules, broker-dealers participating in transactions in low priced securities must first deliver a risk disclosure document which describes the risks associated with such stocks, the broker-dealer’s duties, the customer’s rights and remedies, and certain market and other information, and make a suitability determination approving the customer for low priced stock transactions based on the customer’s financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer, obtain specific written consent of the customer, and provide monthly account statements to the customer. With these restrictions, the likely effect of designation as a low priced stock will be to decrease the willingness of broker-dealers to make a market for the stock, to decrease the liquidity of the stock and to increase the transaction cost of sales and purchases of such stock compared to other securities.

Item 3. Description of Property

Description of Property

General

Our business offices are located at 80 West Canyon Crest Road, Alpine, Utah 84004. We rent our office space from American Biotech Labs, LLC, a related party, on a month-to-month basis for approximately $1,250.00 per month. There are currently no proposed programs for the renovation, improvement or development of the leased space. We believe that this arrangement is suitable given the nature of our current operations, and believe that we will not need to lease additional administrative offices for at least the next 12 months.

Clifton Property

Location and Means of Access. The Clifton-Gold Hill Property lies within the Gold Hill Mining District in Tooele County, northwest Utah within the Deep Creek Mountains, approximately 190 miles (304 kilometers) west-southwest of Salt Lake City and 30 miles (48 kilometers) south of the town of Wendover on the Utah-Nevada border.

The Clifton Property is best reached by taking Alternate 93A south from Wendover to the Ibapah Road, a distance of approximately 24.5 miles (39 kilometers). The Ibapah Road is a paved two-lane road that services the settlements of Ibapah and Goshute situated southwest of the property. Approximately 17 miles and 25 miles from the 93A-Ibapah intersection, two roads- the Gold Hill and Pony Express Canyon roads-turn off the Ibapah Road towards the settlements of Gold Hill and Callao. Both are well-groomed, all-weather gravel roads that provide good access to the Clifton Property from the north and south respectively.

Numerous service roads and trails exist throughout the property area as a result of the many old mines and workings. All can be reached from the Gold Hill and Pony Express Canyon roads. Though unmaintained, the condition of the service roads and trails are generally good and negotiable by 4-wheel drive vehicle, providing year round access throughout the property area. Very few facilities are available at Gold Hill. The settlement has electrical power and water. A nearby local water source once provided water for the historical mill operations at Gold Hill and is, reportedly, able to provide enough water for the current 250 ton per day mill.

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(a)
Wendover
Clifton-Gold Hill Property
Logan
Salt Lake City
Park City
Price
Green River
Vernal
Moab
Monticello
Blanding
Bluff
Cedar City
St. George
Beaver
Panguitch
(b)
Snafter
Wendover
Bonneville Salt Flats
to Salt Lake City (211 km)
Wendover Range
ALT 93
to Ely
Ibapah Road
Gold Hill Road
Gold Hill
Deseret Test Center
Property Area
Ibapah
Pony Express Canyon Road
Callao
Goshute
Tippett

Description of Title. The Clifton Property consists of 38 patented and 210 unpatented (lode) mining claims and two State Mineral Leases totalling approximately 5,774 acres. We own 100% fee title to 28 of the patented claims and the other 10 patent mining claims are owned fifty percent (50%) by WMC and fifty percent (50%) by Dumont Nickel, Inc. We pay an annual maintenance fee of $125 to the Bureau of Land Management for the 210 lode claims and we pay an annual lease fees to the State of Utah on the two State Mineral Leases. All of these mineral properties except 142 of the unpatented (lode) mining claims are subject to Dumont’s rights, discussed below. The lode claims are federal mineral claims that are managed by the Bureau of Land Management and the State Mineral Leases are state mineral claims. The $125 annual maintenance fee per lode claims has been through the period ending on August 31, 2007. The lease arrangements with respect to the State Mineral Leases relating to approximately 412 acres expire in 2014 and the lease arrangements with respect to State Mineral Leases relating to approximately 533 acres expires in 2015. There are no other underlying agreements or interests in the Clifton Property other than explained herein. Our mineral properties may be summarized as follows:

Property Breakdown
Nature of Claim	Approximate Area (Acres)

Patented Claims	629
Lode Claims	4,200
State Lease Lands	945

Total:	5,774

.

Previous Operations. Exploration and mining activities in the Gold Hill (of which the Clifton Property is a part) began in the mid 1800’s Lead mineralization in the form of galena (a common lead sulfide) first attracted the attention travelers through the area prompting some to stay to prospect. Placer gold was first discovered in Gold Hill in 1858. A lead smelter was constructed at Clifton in 1872 and 1,500 tons of high-grade lead-silver ore was treated. The smelter was relocated to Gold Hill in 1874 and an additional 500 tons of lead-silver ore from the Western Utah Copper Company treated there. The mill was in operation for 23 months between 1892 and 1895. Some 3,000 residents lived in Gold Hill and Clifton at the time.

Tungsten production in the district began in 1912 with commencement of operations at the Lucy L Mine. Approximately 500 tons of ore was produced from the mine. Significant amounts of gold and bismuth were also reportedly extracted. Tungsten was also produced from the Reaper and Yellow Hammer mines. Production began at the two mines in 1914 and 1917. Net receipts from ore production at the Reaper Mine indicate a total of $75,000 of tungsten was produced, $70,000 of which was produced during World War I. Production at the Yellow Hammer during is estimated to have been $25,000 to $45,000. The district remained largely dormant during the period following the Second World War to the mid-1970’s primarily because the highly fragmented land tenure precluded any serious regional-scale study or exploration.

Ongoing Work. The Company has not recently done any material exploration or development work on the Clifton Property. Rather, on December 9, 2002, the Company entered into a letter agreement with Dumont Nickel, Inc. (“Dumont”) whereby Dumont was given the option to explore the Clifton Property in consideration for $10,000 and 100,000 shares of Dumont common stock. Dumont may exercise this option by performing certain data and feasibility studies with respect to the Clifton Property and incurring certain minimum annual expenditures toward exploration at the Clifton Property. If Dumont completes the feasibility study, Dumont will be entitled to between 50% and 60% of the Clifton Property that hosts a mineral deposit as per the feasibility study (the “Special Project Area”). If Dumont earns a portion of the Clifton Property, then Dumont and Clifton will enter into a Joint Venture arrangement to explore the Special Project Area. Dumont has no obligation to exercise this option or to complete any future work. To date, Dumont has a total of approximately 15 square miles of contiguous mineral properties under active exploration, including approximately 4.5 square miles of the Company’s approximately 8.75 square miles of Property.

The Company has a processing mill, rolling stock and other miscellaneous equipment on the Clifton Property.

       Possible Mineralization. The Clifton Property is located within the Gold Hill Mining District in Tooele County, Utah. The district is situated in the east central part of the Great Basin section of the Basin and Range province

The Clifton Property area is underlain by Carboniferous limestone and shale units of the Ochre Mountain Limestone, Manning Canyon and Oquirrh Formations. Two large igneous plutons intrude the sediments: a Jurassic granodiorite and Oligocene quartz-monzonite in the northern part of the property.

Economic mineralization exhibits a close spatial relation to the Jurassic granodiorite intrusive body, with known mineralized areas localized in fracture zones within the granodiorite or in the contact zone between the intrusive and carbonate strata of the Ochre Mountain Limestone and Oquirrh Formation. The close spatial relationships suggest the granodiorite was the source of metal-bearing hydrothermal fluids and economic mineralization in the property area is consequently purported to be Jurassic in age.

Economic mineralization in the property area is manifested as contact-metasomatic deposits in and around limestone-granodiorite contacts (skarns), as fissure quartz-carbonate-adularia veins within the intrusive body itself, and as replacement deposits within both the limestone and intrusive. Together, these styles of mineralization are indicative of epithermal and related porphyry systems. The scarcity of volcanic material in the property area however precludes a high-level epithermal mineralizing system existing in the area but it is possible that a Cu-Au porphyry system formed in the area, at depth, possibly as a deeper part of a larger Jurassic granodiorite intrusive complex.Structurally, the Gold Hill area is well prepared. The deep-seated underlying Ochre Mountain Thrust and numerous Mesozoic crosscutting lowangle and high-angle faults would have allowed hydrothermal fluids emanating from the intrusive to migrate far from the intrusive and deep into the surrounding wall rock.

It is believed that the regional structural and lithological setting of the area is favorable for a porphyry copper-gold system (and related skarns) proximal to the Jurassic granodiorite, and for sediment-hosted disseminated gold deposits distal to the granodiorite intrusive.

Several historic mines and workings dating back to the late 1800’s and early 1900’s can be found within the Clifton Property and include the Cane Springs, Alvarado, Frankie mines as well as numerous smaller workings. These old mines and workings typically exploited mineralization that was readily identifiable by structure (veins) and/or visible minerals such as visible gold, sulphides (chalcopyrite, galena, sphalerite) and staining (malachite). The mining activities at the time were likely restricted to the higher-grade portions of mineralized zones and to relatively shallow depths (200-300 feet), leaving the possibility that significant portions of mineralized zones still exist.

Investment Policies

Our management does not currently have policies regarding the acquisition or sale of real estate assets primarily for possible capital gain or primarily for income. We do not presently hold any investments in real estate, investments in real estate mortgages or securities of or interests in persons primarily engaged in real estate activities.

Item 4. Security Ownership of Certain Beneficial Owners and Management

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of November 6, 2007, for: (i) each person who is known by us to beneficially own more than five percent of our common stock, (ii) each of our directors, (iii) each of our Named Executive Officers, and (iv) all directors and executive officers as a group. On November 6, 2007 the Company had 50,632,128 shares of common stock outstanding. To the knowledge of the Company, no shareholder beneficially owns 5% or more of the capital stock.

TITLE OF CLASS	NAME AND ADDRESS OF BENEFICIAL OWNER(1)	AMOUNT AND NATURE OF BENEFICIAL OWNER(2)	% OF CLASS

Common Stock	William D. Moeller, Director(3)	605,000	1.2%
Common Stock	Kenneth S. Friedman, President and Director(4)	1,274,000	2.5%
Common Stock	Keith W. Moeller, Vice-President and Director(5)	1,841,003	3.5%
Common Stock	Scott S. Moeller, Vice-President, Secretary, Treasurer and Director(6)	1,135,000	2.2%
Common Stock	Harold Gunsinger, Director(7)	830,000	1.6%

	Officers and Directors as a Group	5,685,003	11.0%

Footnotes:

(1)	Except where otherwise indicated, the address of the beneficial owner is deemed to be the same address as the company.
(2)

Beneficial ownership is determined in accordance with SEC rules and generally includes holding voting and investment power with respect to the securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for computing the percentage of the total number of shares beneficially owned by the designated person, but are not deemed outstanding for computing the percentage for any other person.

(3)	Includes options that are immediately exercisable for 430,000 shares of common stock and options that are exercisable for 175,000 shares of common stock on and after 2/15/08.
(4)

Includes 624,000 shares of common stock, warrants that are immediately exercisable for 45,000 shares of common stock and options that are immediately exercisable for 430,000 shares of common stock and options that are exercisable for 175,000 shares of common stock on and after 2/15/08.

(5)

Includes 1,236,003 shares of common stock and options that are immediately exercisable for 430,000 shares of common stock and options that are exercisable for 175,000 shares of common stock on and after 2/15/08.

(6)

Includes 530,000 shares of common stock and options that are immediately exercisable for 430,000 shares of common stock and options that are exercisable for 175,000 shares of common stock on and after 2/15/08.

(7)

Includes 225,000 shares of common stock and options that are immediately exercisable for 430,000 shares of common stock and options that are exercisable for 175,000 shares of common stock on and after 2/15/08.

Change in Control

We are aware of no arrangements that may result in a change in control of the Company.

Item 5. Directors and Executive Officers, Promoters and Control Persons

Set forth below is certain information concerning each of our directors and executive officers as of November 6, 2007.

NAME	AGE	POSITION	WITH THE COMPANY SINCE
William D. Moeller	70	CEO and Director	1993
Kenneth S. Friedman	65	President and Director	1994
Keith W. Moeller	47	Vice-President and Director	1993
Scott S. Moeller	44	Vice-President, Secretary, Treasurer and Director	1993
Harold Gunsinger	69	Director	1996
Robert J. Holladay	59	Vice-President of Operations	1993

Directors, Executive Officers and Significant Employees

Set forth below are summary descriptions containing the name of our directors and officers, all positions and offices held with us, the period during which such officer or director has served as such, and the business and educational experience of each during at least the last five years:

William D. Moeller is Chairman of the Board and has been since 1993. His term as director expires at the 2008 annual meeting of shareholders. Mr. Moeller is currently principally employed as the President of American Silver LLC and has been in that position since 1998 and as a Managing Director for American Biotech Labs LLC. Mr. Moeller spends a majority of his business time working for American Biotech Labs LLC. During the past year Mr. Moeller spent approximately ten percent of his business time working on Company related matters.

Kenneth S. Friedman is the President and a director. His term as a director expires at the 2010 annual meeting of shareholders. Mr. Friedman was principally employed as the CEO of Strathmore Minerals from 1996 to 2002. Since leaving Strathmore Minerals, Mr. Friedman has been principally employed as the president of the Company. In 1991 and 1992, Mr. Friedman served as director of research at Dickinson & Co., a regional Midwestern broker-dealer, and earlier in 1991, as a natural resources analyst for Kemper Financial. In 1990, he was a metals and mining analyst for Boettcher & Co. From 1983 through 1990, Mr. Friedman served as Vice President of Norstar Investment Advisory Services, Inc, which acted as a money manager. Mr. Friedman also serves as a director of Northfield Minerals, Inc., Eloro Minerals and Strathmore Resources. During the last year Mr. Friedman spent approximately eighty percent of his business time working on Company related matters.

Keith W. Moeller is a Vice-President and a director. His term as a director expires at the 2009 annual meeting of shareholders. Mr. Moeller is currently and for the past five years has been principally employed as a Managing Director for American Biotech Labs LLC. Mr. Moeller spends approximately 75% of his business time working for American Biotech Labs LLC. During the last year Mr. Moeller spent approximately 25% of his business time working on Company related matters.

Scott S. Moeller is a Vice-President, Secretary, Treasurer and director. His term as a director expires at the 2010 annual meeting of shareholders. Mr. Moeller has been principally employed over the past five years as a Managing Director for American Biotech Labs LLC. Mr. Moeller spends approximately 70% of his business time working for American Biotech Labs LLC. During the last year Mr. Moeller spent approximately 30% of his business time working on Company related matters.

Harold Gunsinger is a director. His term as a director expires at the 2009 annual meeting of shareholders. Mr. Gunsinger has been retired and, as a result, has not been employed on a full time basis during the past five years. Mr. Gunsinger was the Projects Manager of Patrick Harrison Company Ltd. a private mining company, from January 1985 to November 1993. Thereafter, Mr. Gunsinger acted as the General Manager of Operations of Patrick Harrison Constructors Inc., a private construction business involved in the mining industry from January 1994 to February 1996, and then occupied the position of President of that company.

Robert J. Holladay is the Vice-President, Operations. Mr. Holladay has a B.S. in Chemistry and an MBA and has worked in the mining industry for over 30 years. For the past eight years Mr. Holladay has been principally employed as the Vice-President of Quality Control and a Managing Director of ABL Manufacturing LLC, and as

a managing Partner of Resource Recycling, LC. Mr. Holladay spends most of his business time working for ABL Manufacturing LLC.

Our executive officers are elected by the Board on an annual basis and serve at the discretion of the Board.

Family Relationships

William Moeller is the father to Keith Moeller and to Scott Moeller.

Legal Proceedings

The executive officers and directors of the Company have not been involved in any legal proceedings which occurred within the last five years of any type as described in Regulation S-B.

Audit Committee Financial Expert

The Company currently does not have an audit committee. The entire Board functions as the audit committee. Mr. Scott Moeller serves as our financial expert on the Board. Mr. Scott Moeller also services as an officer of the Company and he is not independent.

Item 6. Executive Compensation

Remuneration of Directors, Executive Officers and Significant Employees

Summary Compensation Table. The following table provides certain information regarding compensation paid by the company to the Named Executive Officers. No officer or director of the Company received annual salary and bonus in excess of $100,000 during any of the last three fiscal years.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Compen-sation (#)	Non-Qualified Deferred Compen-sation Earnings ($)	All other Compen-sation ($)	Total ($)
Kenneth Friedman,	2004	68,500	0	0	0 (1)	0	0	0	68,500
PEO	2005	78,000	0	0	0	0	0	0	78,000
	2006	78,000	0	0	152,949(2)	0	0	0	230,949(2)
William Moeller,	2004	32,500	0	0	0 (1)	0	0	0	32,000
CEO	2005	32,500	0	0	0	0	0	0	32,500
	2006	32,500	0	0	152,949(2)	0	0	0	185,449(2)
Keith Moeller,	2004	65,000	0	0	0 (1)	0	0	0	65,000
Vice President	2005	65,000	0	0	0	0	0	0	65,000
	2006	65,000	0	0	152,949(2)	0	0	0	217,949(2)
Scott Moeller,	2004	65,000	0	0	0 (1)	0	0	0	65,000
PFO	2005	65,000	0	0	0	0	0	0	65,000
	2006	65,000	0	0	152,949(2)	0	0	0	217,949(2)

(1) Prior to the adoption of SFAS 123R, the Company applied the intrinsic-value-based method of accounting prescribed by Accounting Principle Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25). Under APB Opinion 25, no compensation expense was recognized at the time of option grant when the exercise price of the Company’s employee stock options equals or exceeds the fair market value of the underlying common stock on the date of grant. As permitted by SFAS 123, the stock options granted in 2004 were issue at market price on the day of grant and therefore have no book value. Current prevailing stock prices are below the grant price of $0.74 and therefore the stock options currently have no intrinsic value.

(2) Effective January 1, 2006, we adopted FASB Statement No. 123(R), “Accounting for Stock-Based Compensation”. SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options and restricted stock, to be recognized in the financial statements based on their fair values. We have selected the Black-Scholes method of valuation for share-based compensation. The charge is being recognized in non-cash compensation, which is included in stock-based compensation expense. As permitted by SFAS 123(R), prior periods have not been restated. Current prevailing stock prices are below the exercise price of $1.06 and therefore the stock options currently have no intrinsic value.

We do not have employment agreements with any of our officers, directors of employees. Mr. Friedman is paid an annual salary of $78,000. Mr. Friedman’s employment with the Company may be terminated by Mr. Friedman or the Company at any time. The Company also compensates the other officers, who each work for the Company on an at will basis.

Outstanding Equity Awards at Fiscal Year End 2006

The following table sets forth certain information with respect to outstanding equity awards at the year ended December 31, 2006 to our Named Executive Officers.

Outstanding Equity Awards At Fiscal Year End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexer-cisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)	Market Value of Shares of Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Kenneth	100,000(1)	0	0	0.09	01/18/07	0	0	0	0
Friedman,	150,000(1)	0	0	1.32	12/23/08	0	0	0	0
PEO	100,000(1)	0	0	0.74	12/21/09	0	0	0	0
	90,000(1)	90,000(1)	0	1.06	02/08/11	0	0	0	0
William	100,000(1)	0	0	0.09	01/18/07	0	0	0	0
Moeller,	150,000(1)	0	0	1.32	12/23/08	0	0	0	0
CEO	100,000(1)	0	0	0.74	12/21/09	0	0	0	0
	90,000(1)	90,000(1)	0	1.06	02/08/11	0	0	0	0
Keith	100,000(1)	0	0	0.09	01/18/07	0	0	0	0
Moeller,	150,000(1)	0	0	1.32	12/23/08	0	0	0	0
Vice-President	100,000(1)	0	0	0.74	12/21/09	0	0	0	0
	90,000(1)	90,000(1)	0	1.06	02/08/11	0	0	0	0
Scott	100,000(1)	0	0	0.09	01/18/07	0	0	0	0
Moeller,	150,000(1)	0	0	1.32	12/23/08	0	0	0	0
PFO	100,000(1)	0	0	0.74	12/21/09	0	0	0	0
	90,000(1)	90,000(1)	0	1.06	02/08/11	0	0	0	0

(1) These options were granted pursuant to our 2004 Stock Option Plan. In December 2003, our shareholders approved the adoption of the Clifton Mining Company 2004 Stock Option Plan (the “2004 Option Plan”). The 2004 Option Plan permits us to grant “non-qualified stock options” and “incentive stock options” to acquire our common stock. The total number of shares authorized for the 2004 Option Plan may be allocated by the Board between the non-qualified stock options and the incentive stock options from time to time, subject to certain requirements of the Internal Revenue Code of 1986, as amended. The option exercise price per share under the Option Plan may not be less than the fair market value of a share of common stock on the date on which the option is granted. A total of 7,000,000 shares are allocated to the 2004 Option Plan. As of November 6, 2007, options to acquire an aggregate of 3,124,000 shares of common stock at exercise prices ranging from $0.57 to $1.32 were outstanding under the 2004 Option Plan.

Directors’ Compensation

The following table provides certain information regarding compensation paid by the Company to its directors during the last fiscal year.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compen-sation ($)	Change in Pension Value and Nonqualified Deferred compen-sation Earnings	All Other Compen-sation ($)	Total ($)
Kenneth Friedman (1)
William Moeller (1)
Keith Moeller (1)
Scott Moeller (1)
Harold Gunsinger	0	0	152,949(2)	0	0	0	152,949(2)

(1)	Please see the summary compensation table above.

(2)  Effective January 1, 2006, we adopted FASB Statement No. 123(R), “Accounting for Stock-Based Compensation”. SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options and restricted stock, to be recognized in the financial statements based on their fair values. We have selected the Black-Scholes method of valuation for share-based compensation. The charge is being recognized in non-cash compensation, which is included in stock-based compensation expense. As permitted by SFAS 123(R), prior periods have not been restated. Current prevailing stock prices are below the exercise price of $1.06 and therefore the stock options currently have no intrinsic value.

No cash fees or other consideration were paid to our directors for service on the Board during 2006. We did not provide cash compensation to directors in 2006. In February 2006, we granted stock options, that half vested immediately and half vested on 02/2007 to our directors as compensation for service on the Board as compensation for service on the Board during 2006 and 2007. We have made no other agreements regarding compensation of directors. All directors are entitled to reimbursement for reasonable out-of-pocket travel related expenses incurred in the performance of their duties as Board members.

Item 7. Certain Relationships and Related Transactions

On December 9, 2002, Clifton and WMC (a majority owned subsidiary of Clifton) entered into a letter agreement with Dumont Nickel, Inc. (“Dumont”) whereby Dumont was given the option to explore the Clifton Property in consideration for $10,000 and 100,000 shares of Dumont common stock. Dumont may exercise this option by performing certain data and feasibility studies with respect to the Clifton Property and incurring certain minimum annual expenditures toward exploration work at the Clifton Property. If Dumont completes the feasibility study, Dumont will be entitled to between 50% and 60% of the Clifton Property that hosts a mineral deposit as per the feasibility study (the “Special Project Area”). If Dumont earns a portion of the Clifton Property, then Dumont and Clifton will enter into a Joint Venture arrangement to further explore the Special Project Area. Dumont has no obligation to exercise this option or to complete any future work.

Item 8. Description of Securities

Our authorized capital stock consists of 70,000,000 shares of common stock, par value $.001 per share and 10,000,000 shares of preferred stock, par value $0.001 per share, of which 251,918 have been designated as 1993 Series Preferred A Stock. As of November 6, 2007, we had 50,632,128 shares of common stock outstanding and 186,584 shares of 1993 Series Preferred A Stock (the “1993 Preferred”) outstanding. The following description of the securities is a summary and is qualified in its entirety by the provisions of the Company’s Articles of Incorporation and the provisions of the Utah Revised Business Corporations Act, the Company’s Stock Option Plan and the related stock option grants and the Warrant Agreements.

Common Stock

At November 6, 2007, the Company had 50,632,128 shares of common stock outstanding. Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferential dividend rights with respect to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board out of funds legally available therefor. Upon liquidation, dissolution or winding up of the Company, holders of common stock are entitled to share ratably in the assets of the Company legally available, subject to the rights of any outstanding preferred stock or other rights including any preemptive, subscription, redemption or conversion rights. Holders of common stock have no cumulative voting rights and no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of the 1993 Preferred and any series of preferred stock which the Company may designate and issue in the future.

Blank Check Preferred Stock

The Company’s Board is empowered, without further action by shareholders, to issue from time to time one or more series of preferred stock, with such designations, rights, preferences and limitations as the Board may determine by resolution. The rights, preferences and limitations of separate series of preferred stock may differ with respect to such matters among such series as may be determined by the Board, including, without limitation, the rate of dividends, method and nature of payment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions (if any), conversion rights (if any) and voting rights. Certain issuances of preferred stock may have the effect of delaying or preventing a change in control of the Company that some stockholders may believe is not in their interest.

1993 Series Preferred A Stock

As of November 6, 2007, 251,918 shares of the Company’s preferred stock had been designated as 1993 Preferred and 186,584 shares were outstanding which were held by twelve shareholders of record. A summary of the rights, privileges and preferences of the 1993 Preferred are set forth below:

Liquidation. In the event of any voluntary or involuntary liquidation (whether complete or partial), dissolution, or winding up of the Company, the holders of the 1993 Preferred are entitled to be paid out of the assets of the Company available for distribution to its shareholders, whether from capital, surplus, or earnings, an amount in cash equal to $3.00 per share plus all unpaid dividends, whether or not previously declared plus accrued thereon to the date of final distribution. No distribution shall be made on any common stock or other subsequent series of preferred stock of the Company by reason of any voluntary or involuntary liquidation (whether complete or partial), dissolution, or winding up of the Company unless each holder of any 1993 Preferred shall have received all amounts to which such holder is entitled. If the Company does not have sufficient funds to pay the liquidating distribution to which the 1993 Preferred are entitled, then the holders of the 1933 Preferred will share pro rata in the funds available of distribution to the 1933 Preferred holders determined on the basis of the number of shares of 1993 Preferred held by each holder reflected on the stock records and the total number of shares of 1993 Preferred outstanding.

Voting Rights. The 1993 Preferred is voted with the common stock of the Company as a single class and is not entitled to vote as a separate class, except to the extent that the consent of the holders of the 1993 Preferred, voting as a class, is specifically required by the provisions of the corporation laws of the state of Utah, as now existing or as hereafter amended. Each holder of 1993 Preferred is entitled to such number of votes in respect of each share of such stock held by him or her that would be appurtenant to the common stock issuable upon conversion in respect of such stock.

Dividends. Dividends may be paid on the outstanding shares of common and 1993 Preferred as and when declared by the Board, out of funds legally available therefor. For purposes of the declaration and payment of dividends, the common stock and the 1993 Preferred shall be treated together as a single class.

Conversion. Subject to adjustment upon the happening of certain events, the 1933 Preferred is convertible into common stock on a one-for-one basis. The 1993 Preferred may be converted at the option of the holder at any time. The 1993 Preferred is automatically convertible into common stock upon the happening of any of the following events: (1) the date of effectiveness of a registration statement under the Securities Act of 1933, as amended, (the “Securities Act”) or any successor statute, which covers the resale of common stock issuable on the conversion of the 1993 Preferred, (2) the date of effectiveness of a registration statement under the Securities Act, for a firmly underwritten offering of common stock which will provide gross proceeds to the Company of $5,000,000 or more, (3) the date on which the Company has received gross proceeds of at least $5,000,000 pursuant to a best-efforts offering of common stock which was registered pursuant to the Securities Act, or (4) the date on which the Board causes a notice to be sent, by first class mail to the latest known address as shown on the Company’s records, to the holders of 1993 Preferred which accurately states that: (a) the Company has successfully completed two consecutive fiscal years in which it has shown in each year a net profit before taxes (excluding nonrecurring and extraordinary items), (b) such net profit is shown on the Company’s regular books and records of account and (c) the aggregate amount of the two-year period net profit equals or exceeds $5,000,000.

Redemption. Shares of 1993 Preferred is subject to redemption by the Company at any time after July 31, 1996 pursuant to written notice of redemption given to the holders of the 1993 Preferred specifying the date on which the 1993 Preferred shall be redeemed (the “Redemption Date”). Subsequent to notice of redemption and prior to the Redemption Date, shares of 1993 Preferred may still be converted to common stock as described above. The Company may redeem a portion or all of the issued and outstanding shares of 1993 Preferred; provided, that in the event that less than all of the outstanding shares of 1993 Preferred is redeemed, such redemption shall be pro rata determined on the basis of the number of shares of 1993 Preferred held by each holder reflected on the stock records and the total number of shares of 1993 Preferred outstanding. The redemption price for each share of 1993 Preferred is $5.00 plus any accrued but unpaid dividends, if applicable, on such share as of the Redemption Date,

Warrants

The Company has outstanding Warrants that are exercisable for 745,000 shares of common stock and are exercisable for $1.75 per share and expire in April 2008. The warrants are exercised by surrendering to the Company a warrant certificate evidencing the warrants to be exercised, with the exercise form included therein duly completed and executed, and paying to the Company the exercise price per share in cash or check payable to the Company. Stock certificates with respect to shares purchased through the exercise of warrants will be issued as soon thereafter as practicable.

The warrants do not confer voting, dividend, liquidation, or preemptive rights, or any other rights of shareholders of the Company. The exercise price of the warrants may be adjusted downward at any time in the sole discretion of the Board.

Options

In December 2003, our Board approved the adoption of the 2004 Option Plan and the Company’s shareholders subsequently ratified the adoption of the plan. The 2004 Option Plan permits us to grant “non-qualified stock options” and “incentive stock options” to acquire our common stock. The total number of shares authorized for the 2004 Option Plan may be allocated by the Board between the non-qualified stock options and the incentive stock options from time to time, subject to certain requirements of the Internal Revenue Code of 1986, as amended. The option exercise price per share under the Option Plan may not be less than the fair market value of a share of common stock on the date on which the option is granted. A total of 7,000,000 shares are allocated to the 2004 Option Plan. As of November 6, 2007, options to acquire an aggregate of 3,124,000 shares of common stock at exercise prices ranging between $0.57 and $1.32.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Part II

Item 1. Market Price of and Dividends on the Registrant’s Common Equity and Other Shareholder Matters

Dividend Policy

To date, we have not paid dividends on our common stock. The payment of dividends on the common stock, if any, is at the discretion of the Board and will depend upon our earnings, if any, our capital requirements and financial condition, and other relevant factors. We do not intend to declare any dividends in the foreseeable future, but instead intend to retain all earnings, if any, for use in our operations.

Share Price History

Our common stock is traded in the NASD Over-the-Counter market in what is sometimes referred to as the “Pink Sheets” under the trading symbol “CFTN.PK” The following table sets forth the high and low bid information of our common stock for the periods indicated. The price information contained in the table was obtained from Yahoo. Note that the over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and that the quotations may not necessarily represent actual transactions in the common stock.

Quarter Ended	High	Low
2005 March 31	$0.81	$0.75
June 30	$1.25	$1.20
September 30	$1.08	$1.00
December 30	$1.12	$1.09
2006 March 31	$1.04	$1.00
June 30	$0.60	$0.57
September 29	$0.66	$0.63
December 29	$0.66	$0.62
2007 March 30	$0.58	$0.53
June 29	$0.52	$0.51
September 28	$0.38	$0.36

Holders of Record

At September 30, 2007, there were approximately 197 holders of record of our common stock. The number of holders of record was calculated by reference to our stock transfer agent’s books.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth certain information with respect to equity securities of the Company that are authorized for issuance as of the quarter ended June 30, 2007.

Equity Compensation Plan Information

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders	3,124,000	$0.93	3,876,000
Equity compensation plans not approved by security holders	0	$0.00	0
Total	3,124,000	$0.93	3,876,000

Item 2. Legal Proceedings

We are not currently involved in any legal proceedings nor do we have any knowledge of any threatened litigation.

Item 3. Changes in and Disagreements with Accountants

On February 8, 2006, the Company’s Board of Directors elected to retain HJ & Associates, LLC (“HJ”) as its independent registered public accounting firm and to dismiss Rosenberg Rich Baker Berman & Company (“RRBBC”). Heretofore RRBBC had acted as the Company’s registered public accounting firm. The decision to change auditors was recommended by the Company’s Board of Directors.

The reports of RRBBC on the financial statements of the Company for each of the two fiscal years in the period ended December 31, 2004 and 2003, did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s 2003 and 2004 and all subsequent interim periods preceding such change in auditors, there was no disagreement with RRBBC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of the former accountant, would have caused it to make a reference to the subject matter of the disagreements in connection with its report; nor has RRBBC ever presented a written report, or otherwise communicated in writing to the Company or its Board of Directors the existence of any “disagreement” or “reportable event” within the meaning of Item 304 of Regulation S-B.

The Company has authorized RRBBC to respond fully to the inquiries of the Company’s successor accountant and has requested that RRBBC provide the Company with a letter addressed to the SEC, as required by Item 304(a)(3) of Regulations S-B, so that the Company can file such letter with the SEC.

Item 4. Recent Sale of Unregistered Securities

In December of 2004, the Company issued 275,000 shares of common stock in consideration for $27,500 that was paid connection with the exercise of incentive stock options by employees. The Company claimed an exemption for the offer and sale of the securities pursuant to Rule 701 as promulgated under the Securities Act of 1933.

In January of 2005, the Company issued 150,000 shares of common stock in consideration for $15,000 that was paid connection with the exercise of incentive stock options by employees. The Company claimed an exemption for the offer and sale of the securities pursuant to Rule 701 as promulgated under the Securities Act of 1933.

In September and October of 2005, the Company received gross proceeds of $224,000 in consideration for the issuance of 800,000 shares of common stock issued in connection with the exercise of outstanding warrants. The Company claimed an exemption for the offer and sale of the securities under Sections 4(2) and 4(6) of the Securities Act of 1933 and pursuant to Rule 506 of Regulations D as promulgated under the Securities Act of 1933.

In March and April of 2006, the Company issued 625,000 shares of common stock in consideration for $44,950 that was paid connection with the exercise of incentive stock options by employees. The Company claimed an exemption for the offer and sale of the securities pursuant to Rule 701 as promulgated under the Securities Act of 1933.

In August of 2006, the Company received gross proceeds of $6,500 through the private offer and sale of 17,687 shares of common stock to an investor in a private transaction. The Company claimed an exemption for the offer and sale of the securities under Sections 4(2) and 4(6) of the Securities Act of 1933 and pursuant to Rule 506 of Regulations D as promulgated under the Securities Act of 1933.

In August of 2006, the Company received gross proceeds of $29,960 through the offer and sale of 68,000 shares of common stock to an investor in a single transaction. The Company claimed an exemption for the offer and sale of the securities pursuant to Rule 504 of Regulations D as promulgated under the Securities Act of 1933.

In September and December of 2006, the Company received gross proceeds of $490,000 through the private offer and sale of 1,225,000 shares of common stock to a limited number of investors in a private transaction. The Company claimed an exemption for the offer and sale of the securities under Sections 4(2) and 4(6) of the Securities Act of 1933 and pursuant to Rule 506 of Regulations D as promulgated under the Securities Act of 1933.

In December of 2006, the Company issued 39,216 shares of common stock in consideration for $3,882 that was paid connection with the exercise of incentive stock options by employees. The Company claimed an exemption for the offer and sale of the securities pursuant to Rule 701 as promulgated under the Securities Act of 1933.

In January and February of 2007, the Company received gross proceeds of $452,647 through the private offer and sale of 1,005,883 shares of common stock to a limited number of investors in a private transaction. The Company claimed an exemption for the offer and sale of the securities under Sections 4(2) and 4(6) of the Securities Act of 1933 and pursuant to Rule 506 of Regulations D as promulgated under the Securities Act of 1933.

In January of 2007, the Company issued 560,784 shares of common stock in consideration for $51,018 that was paid connection with the exercise of incentive stock options by employees. The Company claimed an exemption for the offer and sale of the securities pursuant to Rule 701 as promulgated under the Securities Act of 1933.

The Company did not use an underwriter in connection with any of the above described sales of securities.

Item 5. Indemnification of Directors and Officers

As permitted by the provisions of the Utah Revised Business Corporation Act, we have the power to indemnify an individual made a party to a proceeding because they are or were a director, against liability incurred in the proceeding, if such individual acted in good faith and in a manner reasonably believed to be in, or not opposed to, our best interest and, in a criminal proceeding, they had no reasonable cause to believe their conduct was unlawful. Indemnification under this provision is limited to reasonable expenses incurred in connection with the proceeding. We must indemnify a director or officer who is successful, on the merits or otherwise, in the defense of any proceeding or in defense of any claim, issue, or matter in the proceeding, to which they are a party to because they are or were a director or officer of our company, against reasonable expenses incurred by them in connection with the proceeding or claim with respect to which they have been successful. Pursuant to the Utah Act, our Board may indemnify our officers, directors, agents, or employees against any loss or damage sustained when acting in good faith in the performance of their corporate duties.

We may pay for or reimburse reasonable expenses incurred by a director, officer employee, fiduciary or agent who is a party to a proceeding in advance of final disposition of the proceeding provided the individual furnishes us with a written affirmation that their conduct was in good faith and in a manner reasonably believed to be in, or not opposed to, our best interest, and undertake to pay the advance if it is ultimately determined that they did not meet such standard of conduct.

Part F/S

See page F-1 hereto.

Part III

Item 1. Index to Exhibits

2.1	Articles of Restatement of the Articles of Incorporation
2.2	Bylaws
3.1	Form of Common Stock Certificate
3.2	Clifton Mining Company 2004 Stock Option Plan
6.1	Letter Agreement by and between Dumont Nickel Inc. and the Company, dated December 6, 2002
6.2	Stock Purchase and Net Profits Interest Agreement, dated November 20, 1995
6.3	Net Profits Interest Agreement and Consent, dated November 20, 1995
10.1	Consent of Robert Cameron (Incorporated by reference to Exhibit 10.1 to the Company’s Form 10-SB, filed on March 28, 2005).
12.1	Behre Dolbear Report, dated October 2000 (Incorporated by reference to Exhibit 15.1 to the Company’s Form 10-SB, filed on March 28, 2005).
12.2	Report on the Clifton-Gold Hill Property, dated June 1, 2004 (Incorporated by reference to Exhibit 15.2 to the Company’s Form 10-SB, filed on March 28, 2005).
12.3	Letter regarding change in certifying accountants
23.1	Consent of auditors

Item 2. Description of Exhibits

EXHIBIT NO.	DESCRIPTION OF EXHIBIT
2.1	Articles of Restatement of the Articles of Incorporation (Incorporated by reference to Exhibit 2.1 to the Company’s Form 10-SB, filed on June 28, 2004).
2.2	Bylaws (Incorporated by reference to Exhibit 2.2 to the Company’s Form 10-SB, filed on June 28, 2004).
3.1	Form of Common Stock Certificate (Incorporated by reference to Exhibit 3.1 to the Company’s Form 10-SB, filed on June 28, 2004).
3.2	Clifton Mining Company 2004 Stock Option Plan (Incorporated by reference to Exhibit 3.2 to the Company’s Form 10-SB, filed on June 28, 2004).
6.1	Letter Agreement by and between Dumont Nickel Inc. and the Company, dated December 6, 2002 (Incorporated by reference to Exhibit 6.1 to the Company’s Form 10-SB, filed on June 28, 2004).
6.2	Stock Purchase and Net Profits Interest Agreement, dated November 20, 1995 (Incorporated by reference to Exhibit 6.2 to the Company’s Form 10-SB, filed on June 28, 2004).
6.3	Net Profits Interest Agreement and Consent, dated November 20, 1995 (Incorporated by reference to Exhibit 6.3 to the Company’s Form 10-SB, filed on June 28, 2004).
10.1	Consent of Robert Cameron (Incorporated by reference to Exhibit 10.1 to the Company’s Form 10-SB, filed on March 28, 2005).
12.1	Behre Dolbear Report, dated October 2000 (Incorporated by reference to Exhibit 15.1 to the Company’s Form 10-SB, filed on March 28, 2005).
12.2	Report on the Clifton-Gold Hill Property, dated June 1, 2004 (Incorporated by reference to Exhibit 15.2 to the Company’s Form 10-SB, filed on March 28, 2005).
12.3	Letter regarding change in certifying accountants
23.1	Consent of auditors

SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 9, 2007	CLIFTON MINING COMPANY (Registrant) By /s/ Kenneth S. Friedman Kenneth S. Friedman President

Clifton Mining Company

Index to the Financial Statements

December 31, 2006 and 2005

Page

Independent Auditors’ Report	F-1

Financial Statements for the Years Ended December 31, 2006 and 2005

Consolidated Balance Sheets	F-2

Consolidated Statements of Operations and Retained Deficit	F-3

Consolidated Statements of Cash Flows	F-4

Notes to the Consolidated Financial Statements	F-5

Periods Ended June 30, 2007 and 2006 (unaudited)

Consolidated Balance Sheet	F-20

Consolidated Statements of Operations and Comprehensive Income (Loss)	F-21

Consolidated Statements of Cash Flows	F-22

Notes to the Consolidated Financial Statements	F-23

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Clifton Mining Company

Alpine, Utah

We have audited the accompanying consolidated balance sheets of Clifton Mining Company as of December 31, 2006 and 2005, and the related consolidated statements of operations and retained deficit and other comprehensive loss, and cash flows for the years ended December 31, 2006 and 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Clifton Mining Company as of December 31, 2006 and 2005 and the consolidated results of their operations and cash flows for the years ended December 31, 2006 and 2005, in conformity with United States generally accepted accounting principles.

As discussed in Note 13, the consolidated financial statements for the year ended December 31, 2006 have been restated to correct an error in accounting for the fair-value of equity based compensation and to correct the equity investment in the unconsolidated affiliate. The consolidated financial statements for the year ended December 31, 2005 have been restated to correct an error in accounting for the equity investment in the unconsolidated affiliate.

/s/ HJ & Associates, LLC

HJ & Associates, LLC

Salt Lake City, Utah

June 8, 2007, except for Note 13, which is dated October 23, 2007.

CLIFTON MINING COMPANY

Consolidated Balance Sheets

ASSETS	Years Ended December 31,
	2006	2005
	(Restated)	(Restated)
CURRENT ASSETS
Cash	$334,083	$253,173
Marketable securities (Note 11)	60,318	71,786
Receivable	-	300
Prepaid expenses	11,758	-
Total Current Assets	406,159	325,259

PROPERTY AND EQUIPMENT
Mining properties (Note 3)	603,840	603,974
Buildings (Note 5)	278,832	288,304
Milling equipment	904,491	943,816
Equipment, net of accumulated depreciation (Note 5)	25,783	39,198
Total Property and Equipment, Net	1,812,946	1,875,292

OTHER ASSETS
Equity investment in affiliate (Note 2)	303,900	220,296
Restricted cash-reclamation	59,006	55,400
Deposits	1,225	1,225
Total Other Assets	364,131	276,921

Total Assets	$2,583,236	$2,477,472

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$24,583	$15,205
Note payable	8,385	-
Total Current Liabilities	32,968	15,205

LONG-TERM LIABILITIES
Reclamation and remediation liabilities (Note 4)	53,666	50,564

Total Liabilities	86,634	65,769

MINORITY INTEREST	29,672	32,491

STOCKHOLDERS’ EQUITY
Capital Stock (Note 6)	12,861,378	11,192,055
Retained Deficit	(10,316,152)	(8,746,015)
Accumulated Other Comprehensive Loss - Unrealized loss on securities	(78,296)	(66,828)

Total Stockholders’ Equity	2,466,930	2,379,212

Total Liabilities and Stockholders’ Equity	$2,583,236	$2,477,472

See accompanying notes to consolidated financial statements.                                                                                   F-2

CLIFTON MINING COMPANY

Consolidated Statements of Operations and Retained Deficit and Other Comprehensive Loss

	Years Ended December 31,
	2006	2005
	(Restated)	(Restated)
REVENUE	$-	$-

EXPENSES
Exploration costs	70,109	-
Research and development	13,614	-
General and administrative	71,555	75,719
Professional fees	53,075	62,507
Accretion expense	3,102	2,924
Depreciation	62,213	66,266
Salaries and employee benefits	293,494	288,584
Stock based compensation	884,238	-
Property and claim taxes, filing fees and insurance	25,173	34,001
Total Expenses	1,476,573	530,001
Loss From Operations	(1,476,573)	(530,001)

OTHER INCOME (EXPENSE)
Interest income	4,790	7,110
Interest expense	(119)	-
Other income	2,270	1,341
Loss on sale of property and equipment	-	(3,709)
Total Other Income (Expense)	6,941	4,742

Net Loss Before Minority Interest and net loss in equity investment	(1,469,632)	(525,259)
Loss from equity investment	(100,691)	(75,074)
Minority Interest	186	472

Net Loss	(1,570,137)	(599,861)

Deficit, Beginning of Year as Restated for Prior Period Adjustment (Note 13)	(8,746,015)	(8,146,154)

Deficit, End of Year	$(10,316,152)	$(8,746,015)

Loss per share - basic and fully diluted	$(0.03)	$(0.01)

Weighted average number of common shares outstanding
during the year - basic and fully diluted	47,719,000	46,497,000
Net Loss Per Above	$(1,570,137)	$(599,861)
Other comprehensive loss, net of tax
Unrealized loss on securities	(11,468)	(38,643)
Comprehensive loss	$(1,581,605)	$(638,504)

See accompanying notes to consolidated financial statements.                                                                                   F-3

CLIFTON MINING COMPANY

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2006	2005
	(Restated)	(Restated)
Cash Flows From Operating Activities:
Net Loss	$(1,570,137)	$(599,861)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation	62,213	66,266
Accretion expense	3,102	2,924
Loss on sale of assets and investments	-	3,709
Equity in loss (earnings) from equity investment	100,691	75,074
Valuation for stock based compensation expense related to options	884,238	-
Minority interest	(186)	(472)
Changes in operating assets and liabilities:
(Increase) in receivables, prepaid expenses, and other assets	(15,064)	18,926
Increase (Decrease) in accounts payable and accrued liabilities	9,378	2,746

Net Cash Used in Operating Activities	(525,765)	(430,688)

Cash Flows From Investing Activities:
Purchase of plant, equipment, and land	-	(2)
Proceeds from sales of equipment	-	2,800
Investment in subsidiary	(2,500)	-
Distributions from equity investment	25,498	-

Net Cash Provided by Investing Activities	22,998	2,798

Cash Flows From Financing Activities:
Issuance of capital stock	575,292	239,000
Proceeds from borrowings	8,385	-

Net Cash Provided by Financing Activities	583,677	239,000

Net Increase (Decrease) in Cash	80,910	(188,890)
Cash, Beginning of Year	253,173	442,063
Cash, End of Year	$334,083	$253,173

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Interest paid	$119	$-
Taxes paid	$-	$-

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

Stock issued for consulting services	$-	$-
Equity valuation change from positive equity of affiliate	$209,792	$102,008

See accompanying notes to consolidated financial statements.                                                                                   F-4

Clifton Mining Company

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2006 and 2005

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Organization

Clifton Mining Company (the Company), was incorporated on June 8, 1993 under the laws of the State of Utah. In the beginning years, the Company was engaged in the process of acquiring, exploring, and developing properties or selling the properties at an appreciated value. The Company has acquired several claims which have previously been in production, with historical production records. The Company has obtained a report calculating mineralized material for the Clifton shear zone property (see Note 3 – Mineral Properties) and is no longer considered to be in the exploration stage. The Company is now primarily engaged in property management by joint venturing the properties to other companies including the use of the Company’s equipment to bring the claims into production and investing in other businesses.

Principles of Consolidation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States and include the accounts of its 61% owned subsidiary, Woodman Mining Company.

Cash and Cash Equivalents

For purposes of the statements of cash flows, cash includes all cash and investments with original maturities to the Company of three months or less.

Investments in Marketable Securities

The Company has investments in equity securities. These securities are classified at the date of acquisition as trading securities, held-to-maturity securities or available-for-sale securities. Trading securities, which represent securities purchased for the purpose of resale in the near term, are reported at fair value and unrealized gains and losses are included in earnings. Held-to-maturity securities are reported at amortized cost, as the Company has both the ability and intent to hold such securities until maturity. Available-for-sale securities are reported at fair value with unrealized gains and losses, net of the related tax effect, reflected as an accumulated other comprehensive income (loss) component of stockholders’ equity until such gains or losses are realized.

Realized gains and losses on investment securities are determined using the specific identification method. Dividend and interest income are recognized when earned.

Equity Investments

The Company accounts for its investments in companies subject to significant influence using the equity method of accounting, under which, the Company’s pro-rata share of the net income (loss) of the affiliate is recognized as income (loss) in the Company’s income statement and the Company’s share of the equity of the affiliate is reflected in the Company’s capital stock account and added to the investment on the balance sheet. Dividends received from the affiliate are treated as a return of capital and are accordingly deducted from the carrying value of the investment.

Depreciation

Equipment is recorded at cost. Depreciation is determined using the straight-line method over the estimated useful lives of the assets over periods ranging from three to thirty-nine years. Expenditures for maintenance and repairs which do not extend the useful lives of the related assets are expensed as incurred.

                                                                                           F-5

Clifton Mining Company

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2006 and 2005

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Securities Issued for Services

The Company accounts for stock issued for services under the intrinsic value method. For stock issued for services, the fair market value of the Company’s stock on the date of stock issuance is used. The Company has adopted Statement of Financial Accounting Standard (SFAS) No. 123, “Accounting for Stock-Based Compensation”. The Statement generally suggests, but does not require, stock-based compensation transactions to be accounted for based on the fair value of the services rendered or the fair value of the equity instruments issued, whichever is more reliably measurable.

Stock – Based Compensation

Effective January 1, 2006, we adopted FASB Statement No. 123(R), “Accounting for Stock-Based Compensation”. SFAS 123R requires all share-based payments to employees, including grants of employee stock options and restricted stock, to be recognized in the financial statements based on their fair values. We have selected the Black-Scholes method of valuation for share-based compensation. The charge is being recognized in non-cash compensation, which is included in stock-based compensation expense. As permitted by SFAS 123R, prior periods have not been restated. Under SFAS 123R, the pro forma disclosures previously permitted under SFAS 123R are no longer an alternative to financial statement recognition.

Prior to the adoption of SFAS 123R, the Company applied the intrinsic-value-based method of accounting prescribed by Accounting Principle Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25). Under APB Opinion 25, no compensation expense was recognized at the time of option grant when the exercise price of the Company’s employee stock options equals or exceeds the fair market value of the underlying common stock on the date of grant. As permitted by SFAS 123, the Company elected the disclosure only requirements of SFAS 123.

Our financial statements as of December 31, 2006 reflect the impact of SFAS 123(R). The valuation for stock based compensation expense recognized under SFAS 123(R) for the year ended December 31, 2006 was $884,238 related to employee stock options issued during the respective period. The valuation for stock based compensation expense assumes all awards will vest, therefore no reduction has been made for estimated forfeitures.

The following table would illustrate the pro forma effect on our net loss had compensation cost been determined based on the fair value at the grant date for the year ending December 31, 2005 pursuant to the accounting provisions of SFAS No. 123, however, no options were granted in 2005 and therefore no compensation was recognized and so the Company’s net loss and loss per share showed no effective change as follows:

2005
(Restated)
Net Loss
As reported	$(599,861)
Pro forma	$(599,861)
Basic and diluted loss per share
As reported	$(0.01)
Pro forma	$(0.01)

Clifton Mining Company

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2006 and 2005

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

As required by SFAS No. 123(R), “Accounting for Stock-Based Compensation”, in 2006 the Company incorporated the Black-Scholes option pricing model to estimate the fair-value of each option and warrant on the grant date. No options were granted in 2005 and no compensation-related warrants were granted in 2006 or 2005. The following assumptions were made in estimating fair value for the options issued in 2006.

Risk-free interest rate	4.55%
Expected life	5 years
Expected volatility	109%

Property Acquisition Evaluations and Mineral Exploration Costs

Acquisition costs of mining properties are deferred in the accounts. Mineral exploration expenditures are expensed as incurred. When production is attained, these costs are depleted using the unit of production method based upon estimated proven recoverable reserves. When deferred expenditures on individual properties exceed their estimated net realizable value, the properties are written down to the estimated value. Costs relating to properties abandoned are charged to operations in the period in which that determination is made.

Costs include the cash consideration and the fair market value of shares issued for the acquisition of mineral properties.

The Company is in the process of exploring and developing its mineral properties and has determined the initial amount of mineralized material available. Senior management regularly reviews the carrying amount of mineral properties to assess whether there has been any impairment in value.

Reclamation and Remediation Costs

Current laws and regulations require certain closure, reclamation and remediation work to be done on mineral properties as a result of exploration, development and operating activities. The Company periodically reviews the activities performed on its mineral properties and makes estimates of closure, reclamation and remediation work that will need to be performed as required by those laws and regulations and makes estimates of amounts that are expected to be incurred when the closure, reclamation and remediation work is expected to be performed. Future closure, reclamation and environmental related expenditures are difficult to estimate in many circumstances due to the early stages of investigation, uncertainties associated with defining the nature and extent of environmental contamination, the uncertainties relating to specific reclamation and remediation methods and costs, application and changing of environmental laws, regulations and interpretation by regulatory authorities and the possible participation of other potentially responsible parties.

Reclamation costs are allocated to expense over the life of the related assets and are periodically adjusted to reflect changes in the estimated present value resulting from the passage of time and revisions to the estimates of either timing or amount of reclamation and abandonment costs. The Company has estimated costs associated with closure, reclamation and environmental reclamation of its properties which have been reflected in its financial statements in accordance with generally accepted accounting principles, including the adoption of SFAS 143, Accounting for Asset Retirement Obligations, which the Company adopted effective January 1, 2003. See Note 4 for a related discussion.

Clifton Mining Company

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2006 and 2005

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Advertising Costs

Advertising costs are charged to general and administrative expenses when incurred.

Provision for Taxes

Income taxes are provided based upon the liability method of accounting pursuant to SFAS No. 109, “Accounting for Income Taxes.” Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes also are recognized for operating losses that are available to offset future federal income taxes. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the “more likely than not” standard imposed by SFAS No. 109 to allow recognition of such an asset.

At December 31, 2006, the Company had net deferred tax assets (calculated at an expected U.S. Federal Statutory tax rate of 34%) of approximately $3,200,000 principally arising from net operating loss carry forwards for income tax purposes.

Net deferred tax liabilities consist of the following components as of December 31, 2006 and 2005:

	December 31, 2006	December 31, 2005
Deferred tax assets:
NOL Carryover	$3,187,525	$2,965,163
Deferred tax liabilities
Depreciation	-	-

Value allowance	(3,187,525)	(2,965,163)
Net deferred tax asset	$-	$-

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income from continuing operations for the years ended December 31, 2006 and 2005 due to the following:	2006	2005
Book Income (loss)	$(250,119)	$(201,183)
Meals & Entertainment	82	220
Accretion	1,055	2,055
Unrealized Loss	26,620	22,721
Valuation allowance	222,362	176,187
	$-	$-

At December 31, 2006, the Company has net operating loss carry forwards of approximately $9,300,000, which will expired in the years 2013 through 2024, which can be used to reduce taxable income in future years. A control change may limit the availability of the net operating losses from periods prior to the control change.

Clifton Mining Company

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2006 and 2005

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Impairment of Long-Lived Assets

Management reviews the net carrying value of all property and equipment and other long-lived assets, including mineral properties, on a periodic basis. We estimate the net realizable value of an asset based on the estimated undiscounted future cash flows that will be generated from operations at each property, the estimated salvage value of the surface plant and equipment and the value associated with property interests. These estimates of undiscounted future cash flows are dependent upon the estimates of metal to be recovered from proven and probable ore reserves, future production cost estimates and future metal price estimates over the estimated remaining life of the mineral property. If undiscounted cash flows are less than the carrying value of a property, an impairment loss will be recognized based upon the estimated expected future cash flows from the property discounted at an interest rate commensurate with the risk involved.

Management’s estimates of metal prices, recoverable proven and probable ore reserves, and operating, capital and reclamation costs are subject to risks and uncertainties of change affecting the recoverability of our investment in various projects. Although management believes it has made a reasonable estimate of these factors based on current conditions and information, it is reasonably possible that changes could occur in the near term which could adversely affect management’s estimate of net cash flows expected to be generated from our mineral properties and the need for asset impairment write-downs.

Use of Estimates

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Earnings Per Share

Basic and diluted earnings per share are calculated in accordance with SFAS No. 128, “Earnings Per Share”. Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects the potential dilution that could occur if stock options and other commitments to issue common stock were exercised resulting in the issuance of common stock of the Company. For all periods presented the common stock equivalents were not included in computing diluted earnings per share since their effects would be antidilutive.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to credit risk consist primarily of cash in bank. At times throughout the year, the Company may maintain certain bank accounts in excess of FDIC insured limits.

NOTE 2 – EQUITY INVESTMENT IN AFFILIATE

The Company owned a 23% and 24.2% interest in American Silver, LLC (the “Affiliate”), at December 31, 2006 and 2005, respectively. Accordingly, the Company is accounting for this investment, using the equity method under which the Company’s share of the net income (loss) of the affiliate is recognized as income (loss) in the Company’s income statement and added to or deducted from the investment account.

Clifton Mining Company

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2006 and 2005

NOTE 2 – EQUITY INVESTMENT IN AFFILIATE (continued)

Dividends received from the Affiliate are treated as a reduction of the investment account. In addition, the Company’s ownership interest in American Silver, LLC decreases as the Affiliate obtains additional equity funding, with the Company recognizing its proportionate share of the increase in the net equity of American Silver, LLC as an increase in the equity investment asset and a corresponding increase in additional paid-in capital. American Silver, LLC owns American Biotech Labs, LLC and ABL Manufacturing, LLC.

Condensed financial information of American Silver, LLC as of and for the years ended December 31, 2006 and 2005 is as follows:

Assets	2006	2005
Current assets:
Cash	$739,818	$605,261
Account receivables	204,281	163,769
Other current assets (prepaid expenses, inventory)	182,857	223,120
Total current assets	1,126,956	992,150

Equipment: less accumulated depreciation	131,264	137,290

Other Assets	157,945	144,194
Total Assets	$1,416,165	$1,273,634

Liabilities and Shareholders’ Equity	2006	2005
	(Restated)
Current liabilities:
Accounts payable and accrued liabilities	$93,358	$364,444

Shareholders’ Equity
Member’s equity	4,548,339	3,708,100
Retained earnings (deficit)	(3,225,532)	(2,798,910)
Total Shareholders’ Equity	1,322,807	909,190
Total Liabilities and Shareholders’ Equity	$1,416,165	$1,273,634

Net sales	$3,174,791	$2,629,854
Gross profit	1,871,012	1,477,800
Selling, general and administrative expenses	(2,317,044)	(1,793,344)
Other income	19,410	9,869
Net income (loss)	$(426,622)	$(305,675)

Dividends received from American Silver, LLC during 2006 and 2005 amounted to $25,498 and $0, respectively. The Company has increased its value in this unconsolidated affiliate as a result of continued equity infusion into the Affiliate during 2006 and 2005. The Company’s recognized investment in American Silver, LLC for the years ending December 31, 2006 and 2005 is $303,900 and $220,296, respectively. As the Affiliate continues to obtain additional equity investment and has income or losses, the investment balance will continue to reflect those changes.

Clifton Mining Company

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2006 and 2005

NOTE 3 - MINERAL PROPERTIES

At December 31, 2006, the Company’s mining claims consist of 38 patented claims (includes 10 patented claims owned by Woodman Mining Company), 108 unpatented lode claims, and two state mineral leases, in total covering approximately 3,559 acres. The properties are located in the Gold Hill/Clifton Mining District, Tooele County, Northwest Utah area.

On December 9, 2002, the Company entered into an Agreement with Dumont Nickel, Inc. (“Dumont”) whereby Dumont was given the option to explore the Company’s properties pursuant to performing certain data and feasibility studies with respect to the Company’s mineral properties and incurring minimum annual expenditures. Dumont will be entitled to earn a 50% to 60% interest in each special projects area per the completion of the feasibility study for that area.

The acquisition costs of the mineral properties in the schedule below are stated at or below the market value and are not to exceed the original purchase price. Mineral properties consist of the following:

	2006	2005
Acquisition costs	$585,334	$585,468
Asset retirement obligation – mineral properties	16,006	16,006
Land	2,500	2,500
Total	$603,840	$603,974

A study prepared by Behre Dolbear & Company, Inc. dated April 1996 and updated October 2000 by Robert Cameron, Consulting reported the following mineralized material for the Clifton shear zone:

Category	Tons	Ag (opt)	Ag (ounces)	Au (opt)	Au (ounces)	Pb(%)

Measured (1)	107,000	8.41	901,597	0.045	4,802	5.09
Indicated (2)	473,000	8.15	3,905,133	0.051	21,824	5.22
Total	580,000	8.05	4,806,730	0.050	26,626	5.20

Notes:

(1)

Measured Resources are those materials for which tonnage is computed from dimensions revealed in outcrops or mine workings and/or drill holes and for which the grade is computed from the results of adequate sampling. The sites for inspection, sampling and measurement are so spaced and the geological character is so well defined that the size, shape and mineral content are established.

(2)

Indicated Resources are those materials for which tonnage and grade are computed partly from specific measurements, samples, or production data, and partly from projections for a reasonable distance on geological evidence. The sites available for inspection, measurement, and sampling are too widely or otherwise inappropriately spaced to outline the material completely or to establish its grade throughout.

Behre Dolbear qualified the mineralized material estimate as follows: The majority of the surface samples were collected from old, shallow prospecting pits that occurred at irregular spacing; The underground samples were taken from only readily accessible locations in old mines; and The sampling technique may have biased the Clifton data.

Clifton Mining Company

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2006 and 2005

NOTE 4 – RECLAMATION AND REMEDIATION LIABILITIES

Federal, state and local laws and regulations concerning environmental protection affect the Company’s operations. Under current regulations, the Company is required to meet performance standards to minimize environmental impact from operations and to perform site reclamation and remediation activities. The Company’s provisions for reclamation and remediation liabilities are based on known requirements. It is not possible to estimate the impact on operating results, if any, of future legislative or regulatory developments. Effective January 1, 2003, the Company adopted SFAS No. 143, Accounting for Asset Retirement Obligations and recognized a reclamation liability of $42,290 representing the net present value of the estimated reclamation costs related to the Company’s properties and milling facilities.

The following table sets out the activity for the Company’s reclamation and remediation liabilities for the years ending December 31, 2006 and 2005.

	December 31, 2006	December 31, 2005
Opening Balance	$50,564	$47,640
Accretion	3,102	2,924
Ending Balance	$53,666	$50,564

The Company believes that the reclamation obligations incurred by the exploration work being performed by Dumont Nickel, Inc. (“Dumont”) are adequately provided for in the current reclamation estimates should Dumont fail to complete its reclamation obligations as of December 31, 2006. Dumont, on an ongoing basis, is required to obtain permits and post reclamation bonds and reclaim any disturbances caused by the exploration work. The Company has completed all required reclamation requirements to date and currently has bonding posted for all of its exploration work including road development and mill buildings and mill site reclamation.

NOTE 5 - EQUIPMENT

Buildings and equipment, less accumulated depreciation as of December 31, 2006 and 2005 consisted of the following:

2006		Accumulated	Net Book
	Cost	Depreciation	Value
Buildings	$347,886	$(87,277)	$260,609
Asset retirement obligation - buildings	21,536	(3,313)	18,223
Total	$369,422	$(90,590)	$278,832

Mill Equipment	$983,142	$(78,651)	$904,491
Equipment:
Machinery and equipment	$181,509	$(167,287)	$14,222
Vehicles	12,039	(9,200)	2,839
Office equipment and fixtures	29,492	(20,770)	8,722
Total	$223,040	$(197,257)	$25,783

Clifton Mining Company

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2006 and 2005

NOTE 5 – EQUIPMENT (continued)

2005		Accumulated	Net Book
	Cost	Depreciation	Value
Buildings	$347,886	$(78,357)	$269,529
Asset retirement obligation - buildings	21,536	(2,761)	18,775
Total	$369,422	$(81,118)	$288,304

Mill Equipment	$983,142	$(39,326)	$943,816
Equipment:
Machinery and equipment	$181,509	$(161,431)	$20,078
Vehicles	12,039	(6,361)	5,678
Office equipment and fixtures	29,492	(16,050)	13,442
Total	$223,040	$(183,842)	$39,198

NOTE 6 - CAPITAL STOCK

a)	Authorized
10,000,000	Preferred stock issued in series, $0.001 par value, voting, convertible to one common share for each Preferred share at the holders option, redeemable at $5.00 per share at the Company’s option.
70,000,000	Common stock, $0.001 par value, voting.

Series A preferred shares and common shares are treated as a single class for the purposes of voting and dividend declaration.

b)	Issued
	Series A Preferred Shares		Common Shares		Additional
					Paid in
	Number	Par Value	Number	Par Value	Capital
December 31, 2004	188,584	$189	46,138,558	$46,138	$10,804,720

Shares issued for cash	-	-	950,000	950	238,050
Shares converted	(2,000)	(2)	2,000	2	-
Equity valuation change from positive equity of affiliate	-	-	-	-	102,008

December 31, 2005	186,584	187	47,090,558	47,090	11,144,778

Shares issued for cash	-	-	1,974,903	1,975	573,318
Valuation for stock based compensation related to options	-	-	-	-	884,238
Equity valuation change from positive equity of affiliate	-	-	-	-	209,792

December 31, 2006	186,584	$187	49,065,461	$49,065	$12,812,126

Clifton Mining Company

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2006 and 2005

NOTE 6 - CAPITAL STOCK (continued)

	December 31,
Summary of Capital Stock	2006	2005
Preferred shares	$187	$187
Common shares	49,065	47,090
Additional paid in capital	12,812,126	11,144,778

Total	$12,861,378	$11,192,055

NOTE 7 - STOCK OPTIONS AND WARRANTS

The Company has adopted a stock option plan. Under the plan, options or stock awards may be granted to employees, including officers, of the Company and to other individuals who are not employees of the Company as may be deemed in the best interest of the Company by the board of directors or duly authorized committee.

The plan makes available 10% of the outstanding shares for grants. Options granted under this plan shall have a term established by the board of directors, but in no event will the term exceed five years. The exercise price of each option is to be determined by the board of directors on the date of grant. All options granted to date are for a stated term of five years or less.

Information regarding the option plan is summarized as follows:

	Weighted	Outstanding				Outstanding
	average	At				At
	price	January 1,			Expired/	December 31,
Date granted	per share	2005	Granted	Exercised	forfeited	2005
January 6, 2000	$0.10	150,000	-	(150,000)	-	-
April 3, 2001	0.07	600,000	-	-	-	600,000
January 18, 2002	0.09	625,000	-	-	-	625,000
December 23, 2003	1.32	924,000	-	-	-	924,000
December 21, 2004	0.74	615,000	-	-	-	615,000

Total options	$0.64	2,914,000	-	(150,000)	-	2,764,000

	Weighted	Outstanding				Outstanding
	Average	At				At
	Price	December 31,			Expired/	December 31,
Date granted	per share	2005	Granted	Exercised	forfeited	2006
April 3, 2001	0.07	600,000	-	(600,000)	-	-
January 18, 2002	0.09	625,000	-	(64,216)	-	560,784
December 23, 2003	1.32	924,000	-	-	-	924,000
December 21, 2004	0.74	615,000	-	-	-	615,000
February 8, 2006(1)	1.06	-	1,110,000	-	-	1,110,000

Total options	$0.90	2,764,000	1,110,000	(664,216)	-	3,209,784

(1)

All stock options outstanding for each of the periods ending December 31, 2006 and 2005 are exercisable except for 555,000 of the 1,110,000 stock options granted on February 8, 2006, which shall vest on February 15, 2007.

Clifton Mining Company

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2006 and 2005

NOTE 7 - STOCK OPTIONS AND WARRANTS (continued)

Information regarding the warrants is summarized as follows:

	Weighted	Outstanding				Outstanding
	Average	At				at
	Price	January 1,			Expired/	December 31,
Date granted	per share	2005	Granted	Exercised	forfeited	2005
October 16, 2002	$0.28	800,000	-	(800,000)	-	-
April 16, 2004	4.00	-	745,000	-	-	745,000

Total warrants	$2.07	800,000	745,000	(800,000)	-	745,000

	Weighted	Outstanding				Outstanding
	Average	At				at
	Price	December 31,			Expired/	December 31,
Date granted	per share	2005	Granted	Exercised	forfeited	2006
April 16, 2004	$1.75	745,000	-	-	-	745,000

Total warrants	$1.75	745,000	-	-	-	745,000

On February 8, 2006, the 745,000 outstanding warrants expiration date was extended to April 16, 2008 and the exercise price was decreased from $4.00 to $1.75.

All warrant outstanding for each of the periods ending December 31, 2006 and 2005 are exercisable and each warrant entitles the holder to purchase one common share at the above noted prices.

NOTE 8 - COMMITMENTS AND CONTINGENT LIABILITIES

a) The Company entered into a net profits interest agreement with a shareholder of the Company in 1995. Under the terms of the agreement, the Company will pay 25% of the “net profits” from mining production up to a maximum payout of $1,500,000. “Net profits” is defined as being the remaining amount of income from the sale of ores and minerals after all operating, reclamation, general and administrative, and development expenses have been paid. To date there have been no payments made pursuant to this agreement.

b) On December 9, 2002, the Company entered into a joint venture agreement with Dumont Nickel, Inc. to perform exploration drilling on the Company’s property. The Company will make available all of its mineral rights, property and equipment on site at no charge. Dumont will finance and operate the joint venture and can obtain an ownership interest in the Company’s mining properties by delivering to the Company bankable feasibility studies.

NOTE 9 - FINANCIAL INSTRUMENTS

Fair Values

The fair values for cash, accounts receivable, accounts payable and accrued liabilities approximates their carrying values due to the short maturity of those instruments.

Clifton Mining Company

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2006 and 2005

NOTE 10 - NEW ACCOUNTING PRONOUNCEMENTS

In March 2005, the SEC released Staff Accounting Bulletin No. 107, “Share-Based Payment” (“SAB No. 107”), which provides interpretive guidance related to the interaction between SFAS No. 123(R) and certain SEC rules and regulations. It also provides the SEC staff’s views regarding valuation of share-based payment arrangements. In April 2005, the SEC amended the compliance dates for SFAS No. 123(R), to allow companies to implement the standard at the beginning of their next fiscal year, instead of the next reporting period beginning after June 15, 2005. Management is currently evaluating the impact SAB No. 107 will have on our consolidated financial statements.

In March 2005, the FASB issued FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”). FIN 47 provides guidance relating to the identification of and financial reporting for legal obligations to perform an asset retirement activity. The Interpretation requires recognition of a liability for the fair value of a conditional asset retirement obligation when incurred if the liability’s fair value can be reasonably estimated. FIN 47 also defines when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. The provision is effective no later than the end of fiscal years ending after December 15, 2005. The Company has evaluated the impact of the adoption of FIN 47 and does not believe the impact will be significant to the Company’s overall results of operations or financial position.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections.” This new standard replaces APB Opinion No. 20, “Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements,” and represents another step in the FASB’s goal to converge its standards with those issued by the IASB. Among other changes, SFAS No. 154 requires that a voluntary change in accounting principle be applied retrospectively with all prior period financial statements presented on the new accounting principle, unless it is impracticable to do so. SFAS No. 154 also provides that (1) a change in method of depreciating or amortizing a long-lived non-financial asset be accounted for as a change in estimate (prospectively) that was effected by a change in accounting principle, and (2) correction of errors in previously issued financial statements should be termed a “restatement.” The new standard is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. Early adoption of this standard is permitted for accounting changes and correction of errors made in fiscal years beginning after June 1, 2005. The Company has evaluated the impact of the adoption of SFAS No. 154 and does not believe the impact will be significant to the Company’s overall results of operations or financial position.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”, which is intended to simplify the accounting and improve the financial reporting of certain hybrid financial instruments (i.e., derivatives embedded in other financial instruments). The statement amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities—a replacement of FASB Statement No. 125.” SFAS No. 155 is effective for all financial instruments issued or acquired after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company is currently evaluating the impact SFAS No. 155 will have on its consolidated financial statements, if any.

Clifton Mining Company

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2006 and 2005

NOTE 11 – MARKETABLE INVESTMENT SECURITIES

Cost and fair value of the Company’s investments in equity securities at December 31, 2006 is as follows:

	Cost	Gross Unrealized Losses	Fair Value
Available-for-sale:
Equity securities	$138,614	$(78,296)	$60,318

NOTE 12 – RELATED PARTY TRANSACTIONS

The Company shares office space with American Biotech Labs, LLC and incurs rent and ancillary charges in connection with this arrangement. The Company incurred $18,000 and $19,000 of such costs which were charged to operations in 2006 and 2005, respectively. The unconsolidated affiliate American Silver, LLC, is considered to be a related party due to several of the Company’s management and board members have similar positions with the affiliate.

NOTE 13 – PRIOR PERIOD ADJUSTMENTS

The consolidated financial statements for the year ended December 31, 2006 have been restated to correct an error in accounting for the fair-value-based method of accounting for the valuation of the stock based compensation expense and the investment valuation and equity method loss from the Company’s unconsolidated affiliate, American Silver, LLC. As a result of the corrections, the Company recorded adjustments to the Company’s capital stock account, stock based compensation expense account and loss from equity investment account. For the year ended December 31, 2006, the adjustments increased the previously report additional paid in capital account and the stock based compensation expense account by $884,238 and increased the previously reported equity investment account by $28,552 and additional loss was recorded for the Company’s portion of the affiliate’s loss increasing the retained deficit by $28,552. These adjustments have been reflected in the accompanying balance sheet, statement of operations, and retained deficit for the year ended December 31, 2006.

There was no tax-effect for the prior period adjustments since the Company already had net operating losses during this period. This correction is reflected in the following schedule:

	Originally Reported	As Restated	Difference
December 31, 2006 -
Capital Stock	11,948,588	12,861,378	912,790
Retained Deficit	(9,403,362)	(10,316,152)	(912,790)
Loss from equity investment	(72,139)	(100,691)	(28,552)
Stock based compensation expense	-	884,238	884,238

Clifton Mining Company

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2006 and 2005

NOTE 13 – PRIOR PERIOD ADJUSTMENTS (continued)

Subsequent to the original issuance date of the December 31, 2005 consolidated financial statements, the Company’s unconsolidated affiliate, American Silver, LLC was audited. As a result of that audit, the Company recorded equity method adjustments to the Company’s equity investment account. For the year ended December 31, 2005, the adjustment increased the previously reported equity investment account by $220,296 and additional loss was recorded for the Company’s portion of the affiliate’s loss increasing the retained deficit by $75,074. As a result of applying the equity method on the investment, additional paid-in capital increased by $193,362 and $102,008 for the years ending December 31, 2004 and 2005, respectively. These adjustments have been reflected in the accompanying balance sheet, statement of operations, and retained deficit for the year ended December 31, 2005.

There was no tax-effect for the prior period adjustments since the Company already had net operating losses during this period. This correction is reflected in the following schedule:

	Originally Reported	As Restated	Difference
December 31, 2005 -
Investments	-	220,296	220,296
Capital Stock	10,896,685	11,192,055	295,370
Retained Deficit	(8,670,941)	(8,746,015)	(75,074)

NOTE 14 – SUBSEQUENT EVENTS

In January 2007, under the Company’s 2004 Stock Option Plan, the board of directors authorized the granting of options to officers and directors of the Company a purchase a total of 1,080,000 shares of the Company’s common stock at $0.57 per share. The options have a term of five years with the shares vesting on February 15, 2008.

CLIFTON MINING COMPANY

Index to the Consolidated Financial Statements

June 30, 2007 and 2006

Page

Consolidated Financial Statements

Consolidated Balance Sheet	F-20

Consolidated Statements of Operations and Comprehensive Income	F-21

Consolidated Statements of Cash Flows	F-22

Notes to the Consolidated Financial Statements	F-23

CLIFTON MINING COMPANY

Consolidated Balance Sheet (Unaudited)

June 30, 2007

ASSETS

CURRENT ASSETS
Cash	$637,827
Marketable securities	91,924
Receivable	600
Prepaid expenses	5,405
Total Current Assets	735,756

PROPETY AND EQUIPMENT
Mining properties (Note 2)	603,840
Buildings	274,132
Milling equipment	884,989
Equipment, net of accumulated depreciation	19,406
Total Property and Equipment, Net	1,782,367

OTHER ASSETS
Equity investment in affiliate	347,361
Restricted cash-reclamation	59,091
Patent filings	12,390
Deposits	1,225
Total Other Assets	420,067

Total Assets	$2,938,190

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$53,272

LONG-TERM LIABILITIES
Reclamation and remediation liabilities	55,288

Total Liabilities	108,560

MINORITY INTEREST	29,565

STOCKHOLDERS’ EQUITY
Capital Stock (Note 3)	13,612,069
Retained Deficit	(10,765,314)
Accumulated Other Comprehensive Loss - Unrealized loss on securities	(46,690)

Total Stockholders’ Equity	2,800,065

Total Liabilities and Stockholders’ Equity	$2,938,190

See accompanying notes to condensed consolidated financial statements.	F-20

CLIFTON MINING COMPANY

Consolidated Statements of Operations and Retained Deficit

and Other Comprehensive Loss (Unaudited)

	Six Month Period Ending June 30,
	2007	2006
REVENUE	$-	$-

EXPENSES
Exploration costs	-	61,114
Research and development	32,586	4,486
General and administrative	28,425	29,616
Professional fees	15,440	24,014
Accretion expense	1,622	1,528
Depreciation	30,577	30,853
Salaries and employee benefits	148,381	147,702
Stock based compensation expense	225,776	648,441
Property and claim taxes, filing fees and insurance	1,515	844
Total Expenses	484,322	948,598
Loss From Operations	(484,322)	(948,598)

OTHER INCOME (EXPENSE)
Interest income	11,735	2,850
Interest expense	(92)	-
Other income	1,200	1,370
Total Other Income (Expense)	12,843	4,220

Net Loss Before Minority Interest and gain in equity investment	(471,479)	(944,378)
Gain from equity investment	22,210	61,932
Minority Interest	107	220

Net Loss	(449,162)	(882,226)

Deficit, Beginning of Period as Restated for Prior Period Adjustment	(10,316,152)	(8,746,015)

Deficit, End of Period	$(10,765,314)	$(9,628,241)

Loss per share – basic and fully diluted	$(0.01)	$(0.02)

Weighted average number of common shares outstanding
during the period - basic and fully diluted	50,362,000	47,409,000
Net Loss Per Above	$(449,162)	$(882,226)
Other comprehensive loss, net of tax
Change in unrealized loss on securities	31,606	34,491
Total Comprehensive Loss	$(417,556)	$(847,735)

See accompanying notes to condensed consolidated financial statements. F-21

CLIFTON MINING COMPANY

Consolidated Statements of Cash Flows (Unaudited)

	Six Month Period Ending June 30,
	2007	2006

Cash Flows From Operating Activities:
Net Loss	$(449,162)	$(882,226)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation	30,578	30,854
Accretion expense	1,622	1,528
Valuation for stock based compensation expense related to options	225,776	648,441
Equity in loss (earnings) from equity investment	(22,211)	(61,932)
Minority interest	(107)	(220)
Changes in operating assets and liabilities:
(Increase) in receivables, prepaid expenses, and other assets	(6,721)	(10,593)
Increase (Decrease) in accounts payable and accrued liabilities	28,689	2,325

Net Cash Used in Operating Activities	(191,536)	(271,823)

Cash Flows From Investing Activities:
Purchase of plant, equipment, and land	-	-
Proceeds from sales of equipment	-	-
Distributions from equity investment	-	25,498

Net Cash Provided by Investing Activities	-	25,498

Cash Flows From Financing Activities:
Issuance of capital stock	503,665	44,949
Payments on borrowings	(8,385)	-

Net Cash Provided by Financing Activities	495,280	44,949

Net Increase (Decrease) in Cash	303,744	(201,376)
Cash, Beginning of Period	334,083	253,173
Cash, End of Period	$637,827	$51,797

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Interest paid	$92	$-
Taxes paid	$-	$-

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

Stock issued for consulting services	$-	$-
Equity valuation change from positive equity of affiliate	$21,250	$13,112

See accompanying notes to condensed consolidated financial statements. F-22

CLIFTON MINING COMPANY

Notes to the Consolidated Financial Statements

For the Periods Ended June 30, 2007 and 2006

NOTE 1 - BASIS OF PRESENTATION

The consolidated condensed financial statements include the accounts of the Company and The Woodman Mining Company which the Company owns approximately sixty percent (60%) of the outstanding shares. All significant inter-company accounts and transactions have been eliminated in consolidation. The interim financial information of the Company for the periods ended June 30, 2007 and June 30, 2006 are unaudited. The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial statements. Accordingly, they omit or condense footnotes and certain other information normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles.

The accounting policies followed for quarterly financial reporting conform with the accounting policies disclosed in Note 1 to the Notes to Consolidated Financial Statements for the year ended December 31, 2006. In the opinion of management, all adjustments that are necessary for a fair presentation of the financial information for the interim periods reported have been made. All such adjustments are of a normal recurring nature. The results of operations for the months ended June 30, 2007 are not necessarily indicative of the results that can be expected for the entire year ending December 31, 2007. The unaudited consolidated condensed financial statements should be read in conjunction with the consolidated financial statements and the notes thereto included in the Company’s audited financial statements for the years ended December 31, 2006 and 2005.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Stock – Based Compensation

Effective January 1, 2006, we adopted FASB Statement No. 123(R), “Accounting for Stock-Based Compensation”. SFAS 123R requires all share-based payments to employees, including grants of employee stock options and restricted stock, to be recognized in the financial statements based on their fair values. We have selected the Black-Scholes method of valuation for share-based compensation. The charge is being recognized in our Statement of Operations as non-cash compensation, which is included in stock-based compensation expense. As permitted by SFAS 123R, prior periods have not been restated. Under SFAS 123R, the pro forma disclosures previously permitted under SFAS 123R are no longer an alternative to financial statement recognition.

Prior to the adoption of SFAS 123R, the Company applied the intrinsic-value-based method of accounting prescribed by Accounting Principle Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25). Under APB Opinion 25, no compensation expense was recognized at the time of option grant when the exercise price of the Company’s employee stock options equals or exceeds the fair market value of the underlying common stock on the date of grant. As permitted by SFAS 123, the Company elected the disclosure only requirements of SFAS 123.

Our financial statements as of and for the six month periods ended June 30, 2007 and 2006 reflect the impact of SFAS 123(R). The valuation for stock based compensation expense recognized under SFAS 123(R) for the six month periods ended June 30, 2007 and 2006 was $225,776 and $648,441, respectively, related to employee stock options issued during the respective periods. The valuation for stock based compensation expense assumes all awards will vest, therefore no reduction has been made for estimated forfeitures.

           CLIFTON MINING COMPANY

Notes to the Consolidated Financial Statements

For the Periods Ended June 30, 2007 and 2006

NOTE 3 – EQUITY INVESTMENT IN AFFILIATES

The Company owned a 22.9% and 23.9% interest in American Silver, LLC (the “Affiliate”), at the periods ended June 30, 2007 and 2006, respectively. Accordingly, the Company is accounting for this investment, using the equity method under which the Company’s share of the net income (loss) of the affiliate is recognized as income (loss) in the Company’s income statement and added to or deducted from the investment account. Dividends received from the Affiliate are treated as a reduction of the investment account. In addition the Company’s ownership interest in American Silver LLC decreases as the Affiliate obtains additional equity funding, with the Company recognizing its proportionate share of the increase in the net equity of American Silver, LLC as an increase in the equity investment asset and a corresponding increase in additional paid-in capital. American Silver LLC owns American Biotech Labs LLC and ABL Manufacturing LLC.

Condensed unaudited financial information of American Silver, LLC as of and for the periods ended June 30, 2007 and 2006 is as follows:

Assets	2007	2006
Current assets:
Cash	$622,266	$669,084
Receivables	285,719	149,010
Other current assets (prepaid expenses, inventory)	175,827	203,347
Total current assets	1,083,812	1,021,441

Equipment: less accumulated depreciation	438,813	136,398

Other Assets	153,672	160,851
Total Assets	$1,676,297	$1,318,690

Liabilities and Shareholders’ Equity	2007	2006

Current liabilities:
Accounts payable and accrued liabilities	$160,549	$188,219
Shareholders’ Equity
Member’s equity	5,088,715	3,671,868
Retained earnings (deficit)	(3,572,967)	(2,541,397)
Total Shareholders’ Equity	1,515,748	1,130,471
Total Liabilities and Shareholders’ Equity	$1,676,297	$1,318,690

Net sales	$1,807,446	$1,593,501
Gross profit	996,422	872,508
Selling, general and administrative expenses	(911,943)	(623,993)
Other income	12,318	8,998
Net income (loss)	$96,797	$257,513

Dividends received from American Silver, LLC during 2007 and 2006 amounted to $0 and $25,498, respectively. The Company has increased its value in this unconsolidated affiliate as a result of continued equity infusion into the Affiliate during 2007 and 2006. The Company’s recognized investment in American Silver, LLC for the periods ended June 30, 2007 and 2006 is $347,361 and $269,843, respectively. As the Affiliate continues to obtain additional equity investment and has income or losses, the investment balance will continue to reflect those changes.

      CLIFTON MINING COMPANY

Notes to the Consolidated Financial Statements

For the Periods Ended June 30, 2007 and 2006

NOTE 4 - MINERAL PROPERTIES

At June 30, 2007, the Company’s mining claims consist of 38 patented claims (includes 10 patented claims owned by Woodman Mining Company), 108 unpatented lode claims, and two state mineral leases, in total covering approximately 3,559 acres. The properties are located in the Gold Hill/Clifton Mining District, Tooele County, Northwest Utah area.

On December 9, 2002, the Company entered into an Agreement with Dumont Nickel, Inc. (“Dumont”) whereby Dumont was given the option to explore the Company’s properties pursuant to performing certain data and feasibility studies with respect to the Company’s mineral properties and incurring minimum annual expenditures. Dumont will be entitled to earn a 50% to 60% interest in each special projects area per the completion of the feasibility study for that area.

The acquisition costs of the mineral properties in the schedule below are stated at or below the market value and are not to exceed the original purchase price. At June 30, mineral properties consist of the following:

	2007	2006
Acquisition costs	$585,334	$585,468
Asset retirement obligation – mineral properties	16,006	16,006
Land	2,500	2,500

Total	$603,840	$603,974

A study prepared by Behre Dolbear & Company, Inc. dated April 1996 and updated October 2000 by Robert Cameron, Consulting reported the following mineralized material for the Clifton shear zone:

Category	Tons	Ag (opt)	Ag (ounces)	Au (opt)	Au (ounces)	Pb(%)

Measured (1)	107,000	8.41	901,597	0.045	4,802	5.09
Indicated (2)	473,000	8.15	3,905,133	0.051	21,824	5.22
Total	580,000	8.05	4,806,730	0.050	26,626	5.20

Notes:

(1)

Measured Resources are those materials for which tonnage is computed from dimensions revealed in outcrops or mine workings and/or drill holes and for which the grade is computed from the results of adequate sampling. The sites for inspection, sampling and measurement are so spaced and the geological character is so well defined that the size, shape and mineral content are established.

(2)

Indicated Resources are those materials for which tonnage and grade are computed partly from specific measurements, samples, or production data, and partly from projections for a reasonable distance on geological evidence. The sites available for inspection, measurement, and sampling are too widely or otherwise inappropriately spaced to outline the material completely or to establish its grade throughout.

CLIFTON MINING COMPANY

Notes to the Consolidated Financial Statements

For the Periods Ended June 30, 2007 and 2006

NOTE 4 - MINERAL PROPERTIES (continued)

Behre Dolbear qualified the mineralized material estimate as follows: The majority of the surface samples were collected from old, shallow prospecting pits that occurred at irregular spacing; The underground samples were taken from only readily accessible locations in old mines; and The sampling technique may have biased the Clifton data.

NOTE 5 - CAPITAL STOCK

a)	Authorized
10,000,000	Preferred stock issued in series, $0.001 par value, voting, convertible to one common share for each Preferred share at the holders option, redeemable at $5.00 per share at the Company’s option.
70,000,000	Common stock, $0.001 par value, voting.

Series A preferred shares and common shares are treated as a single class for the purposes of voting and dividend declaration.

b)	Issued

	Series A Preferred Shares		Common Shares		Additional
					Paid in
	Number	Par Value	Number	Par Value	Capital
December 31, 2006	186,584	$187	49,065,461	$49,065	$12,812,126

Shares issued for cash	-	-	1,005,883	1,006	451,642
Shares converted	-	-	-	-	-
Exercise of options	-	-	560,784	561	50,456
Valuation for stock based compensation related to options	-	-	-	-	225,776
Equity valuation change from positive equity of affiliate	-	-	-	-	21,250

June 30, 2007	186,584	$187	50,632,128	$50,632	$13,561,250

Summary of Capital Stock
Preferred shares	$187
Common shares	50,632
Additional paid in capital	13,561,250

Total	$13,612,069

            CLIFTON MINING COMPANY

Notes to the Consolidated Financial Statements

For the Periods Ended June 30, 2007 and 2006

NOTE 6 - STOCK OPTIONS AND WARRANTS

The Company has adopted a stock option plan. Under the plan, options or stock awards may be granted to employees, including officers, of the Company and to other individuals who are not employees of the Company as may be deemed in the best interest of the Company by the board of directors or duly authorized committee.

The plan makes available 10% of the outstanding shares for grants. Options granted under this plan shall have a term established by the board of directors, but in no event will the term exceed five years. The exercise price of each option is to be determined by the board of directors on the date of grant. All options granted to date are for a stated term of five years or less.

Information regarding the option plan is summarized as follows:

	Weighted	Outstanding				Outstanding
	Average	At				At
	Price	December 31,			Expired/	June 30,
Date granted	per share	2005	Granted	Exercised	forfeited	2006
April 3, 2001	$0.07	600,000	-	(600,000)	-	-
January 18, 2002	0.09	625,000	-	(25,000)	-	600,000
December 23, 2003	1.32	924,000	-	-	-	924,000
December 21, 2004	0.74	615,000	-	-	-	615,000
February 8, 2006(1)	1.06	-	1,110,000	-	-	1,110,000

Total options	$0.89	2,764,000	1,110,000	(625,000)	-	3,249,000

	Weighted	Outstanding				Outstanding
	Average	At				At
	Price	June 30,			Expired/	June 30,
Date granted	per share	2006	Granted	Exercised	forfeited	2007
January 18, 2002	$0.09	600,000	-	(600,000)	-	-
December 23, 2003	1.32	924,000	-	-	(150,000)	774,000
December 21, 2004	0.74	615,000	-	-	(100,000)	515,000
February 8, 2006	1.06	1,110,000	-	-	(180,000)	930,000
January 11, 2007(2)	0.57	-	1,080,000	-	(175,000)	905,000

Total options	$0.93	3,249,000	1,080,000	(600,000)	(605,000)	3,124,000

(1)	At the period ending June 30, 2006 all outstanding stock options were exercisable except for 555,000 of the 1,110,000 stock options granted on February 8, 2006, which shall vest on February 15, 2007.

(2)	At the period ending June 30, 2007, all outstanding stock options were exercisable except for the 905,000 stock options granted January 11, 2007, which shall vest on February 15, 2008.

CLIFTON MINING COMPANY

Notes to the Consolidated Financial Statements

For the Periods Ended June 30, 2007 and 2006

NOTE 6 - STOCK OPTIONS AND WARRANTS (continued)

Information regarding the warrants is summarized as follows:

	Weighted	Outstanding				Outstanding
	Average	At				at
	Price	December 31,			Expired/	June 30,
Date granted	per share	2005	Granted	Exercised	forfeited	2006
April 16, 2004	$1.75	745,000	745,000	-	-	745,000

Total warrants	$1.75	745,000	745,000	-	-	745,000

	Weighted	Outstanding				Outstanding
	Average	At				At
	Price	June 30,			Expired/	June 30,
Date granted	per share	2006	Granted	Exercised	forfeited	2007
April 16, 2004	$1.75	745,000	-	-	-	745,000

Total warrants	$1.75	745,000	-	-	-	745,000

On February 8, 2006, the 745,000 outstanding warrants expiration date was extended to April 16, 2008 and the exercise price was decreased from $4.00 to $1.75.

All warrants outstanding are exercisable and each warrant entitles the holder to purchase one common share at the above noted prices.

NOTE 7 – SUBSEQUENT EVENTS

In August 2007, Dumont Nickel, Inc. (“Dumont”) gave notice to the Company, pursuant to the terms and conditions of the December 9, 2002 Agreement, that they were planning on releasing 102 lode mining claims. Management determined that it was in the best interest of the Company to have Dumont assign and transfer all rights to the 102 claims directly to the Company.